UNITED STATES SECURITIES AND EXCHANGE COMMISSION
			      Washington, DC 20549

				   FORM U-3A-2


						     File  No.  070-

    Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
	  Provisions of the Public Utility Holding Company Act of 1935

			  NORTHERN STATES POWER COMPANY

Hereby files with the Securities Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information for the year ending December 31, 1997:

1. NAME, STATE OF ORGANIZATION, LOCATION, AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

Northern States Power Company ("NSPM" or the "Company) was incorporated under the laws of the State of Minnesota in 1909. It is a public utility company and a holding company exempt from regulation by the Commission under the Act (except for Section 9(a)(2) thereof) pursuant to Section 3(a)(2) of the Act.

NSP is engaged primarily in the generation, transmission, and distribution of electricity throughout a 30,000 square mile service area. NSP also purchases, distributes, and sells natural gas to retail customers, and transports customer-owned gas, in approximately 118 communities within this area. NSP provides electric utility service in South Dakota and electric and gas utility service and Minnesota and North Dakota. As of December 31, 1997, NSP provided electric utility service to approximately 1,220,000 customers and gas utility service to approximately 375,000 customers.

NSP has one public utility subsidiary under the Act, Northern States Power Company, a Wisconsin corporation ("NSPW"). NSP has ten other directly-owned subsidiaries that are engaged in various non-utility businesses:



Northern States Power          Minnesota  Public utility generating,
  Company                                 transmitting and distributing
  (Parent Company)                        electricity and natural gas in
  ("NSPM")                                Minnesota, North Dakota and
					  South Dakota


     Subsidiary Name           Location       Location and Nature of
				 of                 Business
			       Incorporat
				ion


Cormorant Corporation          Montana    Established for the principal
					  purpose of acquiring fuel
					  resources and has historically
					  engaged in oil, gas, coal
					  lignite and uranium
					  exploration

Eloigne Company                Minnesota  Affordable housing primarily
					  within the Company's service
					  area

Energy Masters International   Minnesota  Energy services
Inc. (EMI)

First Midwest Auto Park Inc.   Minnesota  Owns and operates a parking
(FMAP)                                    garage located next to NSP's
					  headquarters in Minneapolis,
					  Minnesota

Northern States Power          Wisconsin  Public utility generating,
  Company                                 transmitting and distributing
  (Wisconsin)                             electricity and natural gas in
  ("NSPW")                                Wisconsin and Michigan

NRG Energy, Inc.               Delaware   Develops, builds, acquires,
					  owns and operates non-
					  regulated energy-related
					  business world-wide

NSP Financing I                Delaware   Statutory business trust
					  formed as a special-purpose
					  financing entity to support
					  Trust Originated Preferred
					  Securities

Seren Innovations Inc.         Minnesota  Formed to pursue communication
					  and data services business in
					  the Upper Midwest

Ultra Power Technologies Inc   Minnesota  Formed to market a proactive,
					  non-destructive, power-cable
					  testing technology

United Power & Land Company    Minnesota  Owns and holds real property
					  typically surrounding or
					  adjacent to property owned and
					  used by NSP in its regulated
					  operations

Viking Gas Transmission        Delaware   Owns and operates a 500 mile
Company                                   interstate natural gas
					  pipeline providing gas
					  transportation service to
					  customers in the Upper Midwest
					  from connections with three
					  major pipelines in the United
					  States and Canada.

NSPW is engaged in the generation, transmission, and distribution of electricity to approximately 206,700 retail customers in an area of approximately 18,900 square miles in northwestern Wisconsin, to approximately 9,200 electric retail customers in an area of approximately 300 square miles in the western portion of the Upper Peninsula of Michigan, and to 10 wholesale customers in the same general area. NSPW purchases, distributes and sells natural gas to retail customers or transports customer-owned natural gas, in the same service territory to approximately 72,100 customers in Wisconsin and 4,900 customers in Michigan. In 1997, NSPW provided approximately 13% of NSP's consolidated revenues.

NSPW has two wholly-owned subsidiaries, Clearwater Investments, Inc., a Wisconsin corporation ("Clearwater"), and NSP Lands, Inc., a Wisconsin corporation ("NSP Lands"), and a 75.86% owned subsidiary, Chippewa and Flambeau
Improvement  Company,  a  Wisconsin  corporation  ("C&F").    Clearwater  was
established to identify and develop affordable housing investment opportunities for NSPW. NSP Lands was created to develop and sell land owned by NSPW adjacent to a hydro-electric generating facility previously owned by NSPW. C&F was created in 1911 for the purpose of building, maintaining, and operating dams and reservoirs in Wisconsin.



Northern States Power          Wisconsin  Public utility generating,
  Company (Wisconsin)                     transmitting and distributing
  ("NSPW")                                electricity and natural gas in
					  Wisconsin and Michigan


     Subsidiary Name           Location       Location and Nature of
				  of                 Business
			       Incorporat
				  ion


Chippewa and Flambeau          Wisconsin  owns and operates water
Improvement Company<F1>                   storage reservoirs

Clearwater Investments         Wisconsin  affordable housing
Inc<F1>

NSP Lands Inc<F1>              Wisconsin  real estate holdings


<F1> Entity is an unconsolidated affiliate accounted for using the equity method, and consequently is not included in the consolidating financial statements in Exhibit A.




NRG Energy, Inc. operates and has ownership interest in independent, non-regulated power and energy businesses in the United States and other countries. Each of its power generation businesses is a qualifying cogeneration facility ("QF") under the Public Utility Regulatory Policies Act of 1978, an exempt wholesale generator ("EWG") under Section 32 of the Act or a foreign utility company ("FUCo") under Section 33 of the Act. NRG has the following direct and indirect subsidiaries:



NRG Energy, Inc.               Delaware    Develops, builds, acquires,
					   owns and operates non-
					   regulated energy-related
					   business world-wide


     Subsidiary Name           Location       Location and Nature of
				  of                 Business
			      Incorporat
				  ion


Bioconversion Partners,       California  supplies biomass fuel in
L.P.<F1>                                  California

Cadillac Renewable            Delaware    owns Cadillac wood fired power
Energy LLC<F1>                            plant in Michigan

Camas Power Boiler            Oregon      owns waste-wood fired steam
Limited Partnership<F2>                   boiler in Camas paper mill in
					  Washington

Camas Power Boiler,           Oregon      general partner in Camas
Inc.<F2>                                  Boiler Limited Partnership

Carolina Energy,              Delaware    holds remaining non-generating
Limited Partnership<F2>                   assets of the Carolina Energy
					  transfer station and waste-to-
					  energy facility in North
					  Carolina

Carquinez Strait              California  non-profit corporation which
Preservation Trust,                       provides monetary support to
Inc.<F2>                                  the communities surrounding
					  the Crockett cogeneration
					  facility in California

Cobee Holdings Inc.           Delaware    domestic holding company for
					  Tosli Investments B.V.

Collinsville Operations       Australia   operates Collinsville coal
Pty Ltd.<F3>                              fired power plant in Australia

Collinsville Power            Australia   owns Collinsville coal fired
Joint Venture                             power plant in Australia
(unincorporated)<F1>

Coniti Holding B.V.           Netherlands inactive - international
					  holding company

Crockett Cogeneration,        California  owns Crockett cogeneration
A California Limited                      facility in California
Partnership<F2>

Curtis/Palmer                 New York    owns Curtis/Palmer
Hydroelectric Company<F2>                 hydroelectric power plant in
					  New York

Cypress Energy                Delaware    holds land purchase option for
Partners, Limited                         proposed coal fired power
Partnership<F1>                           plant in Florida

Elk River Resource            Minnesota   inactive - proposed owner of
Recovery, Inc.<F3>                        Elk River waste processing
					  facility in Minnesota

Energy Investors Fund,        Delaware    domestic investment company
L.P.<F2>                                  which holds limited partner
					  interests in Crockett,
					  Curtis/Palmer, Windpower 87
					  and Windpower 88 projects;
					  also a funding vehicle for
					  numerous other unrelated
					  projects in the U.S.

Energy National,              Utah        domestic holding company which
Inc.<F2>                                  holds limited partner
					  interests in Crockett,
					  Curtis/Palmer, Maine Energy
					  Recovery Company, Penobscot
					  Energy Recovery Company,
					  PowerSmith, Windpower 87,
					  Windpower 88 projects; general
					  partner in Penobscot Energy
					  Recovery Co.

Enfield Operations UK,        England     holds employees for Enfield
Ltd.<F1>                      and Wales   Operations, L.L.C.

ENI Chester, Limited          Oregon      inactive - was limited partner
Partnership<F3>                           in wood burning project in
					  Maine

ENI Crockett Limited          Oregon      limited partner in Crockett
Partnership<F2>                           Cogeneration, A California
					  Limited Partnership

ENI Curtis Falls,             Oregon      limited partner in
Limited Partnership<F2>                   Curtis/Palmer Hydroelectric
					  Company

ENI WP87, Limited             Oregon      limited partner in Windpower
Partnership<F2>                           Partners 1987, a California
					  limited partnership

ENI WP88, Limited             Oregon      limited partner in Windpower
Partnership<F2>                           Partners 1988, a California
					  limited partnership

ENIFUND, Inc.<F2>             Utah        holds property (house at
					  Crockett cogeneration
					  facility) and provides
					  consulting services to Maine
					  Energy Recovery Company

ENIGEN, Inc.<F2>              Utah        general partner in The
					  PowerSmith Cogeneration
					  Project, Limited Partnership

ENIVEST, Inc.<F2>             Utah        domestic holding company which
					  holds limited and general
					  partner interests in Long
					  Island Cogeneration, L.P.,
					  Windpower 87 and Windpower 88
					  projects

ESOCO Crockett,               Oregon      operates Crockett cogeneration
Inc.<F2>                                  facility in California

ESOCO Fayetteville,           Oregon      inactive - proposed operator
Inc<F2>                                   of Fayetteville waste-to-
					  energy facility in North
					  Carolina

ESOCO Molokai, Inc.<F2>       Utah        inactive - proposed operator
					  of Molokai biomass fueled
					  power plant in Hawaii

ESOCO Orrington,              Utah        operates Penobscot Energy
Inc.<F2>                                  Recovery Company in Maine

ESOCO Soledad, Inc.<F2>       Utah        inactive - proposed operator
					  of Soledad wood burning power
					  plant in California

ESOCO Wilson, Inc.<F2>        Oregon      inactive - proposed operator
					  of Carolina Energy waste-to-
					  energy facility and transfer
					  station in North Carolina

ESOCO, Inc.<F2>               Utah        domestic holding company for
					  individual Esoco O&M companies

Four Hills, LLC<F1>           Delaware    landfill gas collection system
					  for Nashua project in New
					  Hampshire

Fresh Kills Cogen             Delaware    inactive - domestic holding
Inc.<F3>                                  company for cogeneration
					  project bid in New York

Ft. Smith Biogas              Delaware    will sell landfill gas to
LLC<F3>                                   other companies in Arkansas

Graystone Corporation         Minnesota   general partner in Louisiana
					  Energy Services, L.P.

Gunwale B.V.                  Netherlands international holding company

Interenergy Limited<F1>       Ireland     inactive - proposed provider
					  of electric marketing services
					  in eastern and central Europe

Jackson Valley Energy         California  owns and operates waste
Partners, L.P.<F1>                        lignite/cogeneration plant and
					  lignite mining and reclamation
					  operation in California

Kiksis B.V.                   Netherlands inactive - international
					  holding company

Kingston Cogeneration         Canada      owns Kingston cogeneration
Limited   Partnership<F2>                 facility in Ontario, Canada

Kissimee Power                Delaware    limited partner in Cypress
Partners, Limited                         Energy Partners, Limited
Partnership<F1>                           Partnership

Kladno Power (No. 1)          Netherlands international holding company
B.V.                                      in Energeticke Centrum Kladno,
					  s.r.o.

Kladno Power (No. 2)          Netherlands international holding company
B.V.<F1>                                  in Matra Powerplant Holding
					  B.V.

Lambique Beheer B.V.          Netherlands international holding company
					  in MIBRAG B.V. and
					  Mitteldeutsche
					  Braunkohlengesellschaft mbH

Landfill Power LLC<F1>        Wyoming     owns and operates Flying Cloud
					  landfill gas fueled power
					  generation facility in Eden
					  Prairie, Minnesota

Le Paz Incorporated           Minnesota   limited partner in Louisiana
					  Energy Services, L.P.

LFG Financial Services        Delaware    domestic holding company -
Corporation<F1>                           owns 1% interest in landfill
					  gas collection system projects
					  not being financed

LFG Partners,                 Delaware    inactive - landfill gas
L.L.C.<F1>                                collection system for Yaworski
					  project in Connecticut

Long Island                   New York    inactive - holds contracts for
Cogeneration, L.P.<F3>                    Long Island cogeneration
					  facility in New York which was
					  never constructed

Louisiana Energy              Delaware    owns uranium enrichment
Services, L.P.<F1>                        facility under development in
					  Louisiana

Louisiana Generating          Delaware    formed for the purpose of
LLC<F3>                                   owning Cajun non-nuclear
					  generating assets in Louisiana
					  (including gas and coal fired
					  generation)

Loy Yang Power Projects       Australia   provides management services
Pty Ltd.<F1>                              to Loy Yang coal fired power
					  plant in Australia

Maine Energy Recovery         Maine       owns waste-to-energy facility
Company<F2>                               in Biddeford, Maine

Matra Powerplant              Netherlands international holding company
Holding B.V.<F1>                          in ECK Generating, s.r.o.

MIBRAG B.V.<F1>               Netherlands owns 99% of MIBRAG coal mines
					  and coal fired power plants in
					  Germany

Mid-Continent Power           Delaware    owns Mid-Continent Power
Company, L.L.C.<F1>                       Company cogeneration facility
					  in Oklahoma

Minnesota Methane             Delaware    inactive - domestic holding
Holdings LLC<F1>                          company

Minnesota Methane II          Delaware    owns and operates original 3
LLC<F1>                                   NEO/Ziegler landfill gas
					  projects (Edward Kraemer in
					  Burnsville, MN; Flying Cloud
					  in Eden Prairie, MN and Nashua
					  in New Hampshire)

Minnesota Methane             Wyoming     owns and operates 18 landfill
LLC<F1>                                   gas projects in the U.S.
					  financed by Lyon Credit

Minnesota Waste               Delaware    owns municipal solid waste
Processing  Company,                      processing facility and
L.L.C.<F1>                                transfer station in Minnesota

MM Albany Energy              Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in New
					  York

MM Biogas Power LLC<F1>       Delaware    domestic holding company -
					  owns 100% interest in landfill
					  gas fueled power generation
					  projects not being financed

MM Burnsville Energy          Delaware    landfill gas fueled power
LLC<F1>                                   generation for Edward Kraemer
					  landfill in Minnesota

MM Corona Energy              Delaware    landfill gas fueled power
LLC<F1>                                   generation for O'Brien project
					  in California

MM Cuyahoga Energy            Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Cleveland, Ohio

MM El Dorado LLC<F1>          Delaware    landfill gas fueled power
					  generation for project in
					  California

MM Hackensack Energy          Delaware    landfill gas fueled power
LLC<F1>                                   generation for
					  HMDC/Balefill/Kingsland
					  O'Brien projects in Lyndhurst,
					  New Jersey

MM Hartford Energy            Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Connecticut

MM Lopez Energy LLC<F1>       Delaware    landfill gas fueled power
					  generation for Lopez Canyon
					  project in Los Angeles,
					  California

MM Lowell Energy              Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Massachusetts

MM Manconn, L.L.C.<F1>        Delaware    landfill gas fueled power
					  generation for project in
					  Manchester, Connecticut

MM Nashville Energy           Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Tennessee

MM Northern Tier Energy       Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Pennsylvania

MM Prima Deshecha             Delaware    landfill gas fueled power
Energy LLC<F1>                            generation for project in
					  Orange County, California

MM Prince William             Delaware    landfill gas fueled power
Energy LLC<F1>                            generation for project in
					  Virginia

MM Riverside LLC<F1>          Delaware    landfill gas fueled power
					  generation for project in
					  California

MM San Diego LLC<F1>          Delaware    landfill gas fueled power
					  generation for Miramar project
					  in California

MM SKB Energy LLC<F1>         Delaware    landfill gas fueled power
					  generation for project in
					  Pennsylvania

MM Spokane Energy             Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Washington

MM Tacoma  LLC<F1>            Delaware    landfill gas fueled power
					  generation for project in
					  Washington

MM Taunton Energy             Delaware    landfill gas fueled power
LLC<F1>                                   generation for project in
					  Massachusetts

MM Tomoka Farms Energy        Delaware    landfill gas fueled power
LLC<F1>                                   generation for Volusia project
					  in Florida

MM Tulare Energy              Delaware    landfill gas fueled power
LLC<F1>                                   generation for Visalia project
					  in California

MM West Covina LLC<F1>        Delaware    landfill gas fueled power
					  generation for BKK project in
					  California

MM Yolo Power LLC<F1>         Delaware    landfill gas fueled power
					  generation for project in
					  California

Mt. Poso Cogeneration         California  owns Mt. Poso cogeneration
Company, A California                     facility in California
Limited Partnership<F2>

NEO Albany, L.L.C.            Delaware    landfill gas collection system
					  for project in New York

NEO Billerica LLC<F1>         Delaware    inactive - landfill gas
					  collection system for project
					  in Massachusetts

NEO Burlington, LLC<F3>       Delaware    landfill gas collection system
					  for project in New Jersey

NEO Burnsville, LLC<F3>       Delaware    landfill gas collection system
					  for Edward Kraemer landfill in
					  Minnesota

NEO Chautauqua,               Delaware    landfill gas collection system
L.L.C.<F3>                                for project in New York

NEO Chicopee LLC<F3>          Delaware    inactive - landfill gas
					  collection system for project
					  in Massachusetts

NEO Colonie, L.L.C.<F3>       Delaware    inactive - landfill gas
					  collection system for project
					  in New York

NEO Corona LLC                Delaware    landfill gas collection system
					  for O'Brien project in
					  California

NEO Corporation               Minnesota   develops, owns and operates
					  landfill gas, hydroelectric
					  and small cogeneration
					  projects in the U.S.

NEO Cuyahoga, LLC<F3>         Delaware    landfill gas collection system
					  for project in Cleveland, Ohio

NEO Durham, LLC<F3>           Delaware    inactive - landfill gas
					  collection system for project

NEO Edgeboro, LLC             Delaware    landfill gas collection system
					  for O'Brien project in New
					  Jersey

NEO El Dorado LLC<F3>         Delaware    landfill gas collection system
					  for project in California

NEO Findlay, LLC<F3>          Delaware    inactive - landfill gas
					  collection system for project
					  in Pennsylvania

NEO Fitchburg LLC             Delaware    landfill gas collection system
					  for project in Massachusetts

NEO Fresh Kills LLC<F3>       Delaware    inactive - landfill gas
					  collection system for project
					  in New York

NEO Ft. Smith LLC<F3>         Delaware    landfill gas collection system
					  for project in Arkansas

NEO Granby LLC<F3>            Delaware    inactive - landfill gas
					  collection system for project
					  in Massachusetts

NEO Hackensack, LLC<F3>       Delaware    landfill gas collection system
					  for HMDC/Balefill/Kingsland
					  O'Brien projects in Lyndhurst,
					  New Jersey

NEO Hartford, LLC             Delaware    landfill gas collection system
					  for project in Connecticut

NEO Haverhill LLC<F3>         Delaware    inactive - landfill gas
					  collection system for project
					  in Massachusetts

NEO Landfill Gas              Delaware    domestic holding company -
Holdings Inc.<F3>                         provides O&M services for
					  landfill gas projects

NEO Landfill Gas Inc.         Delaware    domestic holding company -
					  holds 99% interest in landfill
					  gas collection system projects
					  financed by Lyon Credit

NEO Lopez Canyon              Delaware    landfill gas collection system
LLC<F3>                                   for project in Los Angeles,
					  California

NEO Lowell LLC                Delaware    landfill gas collection system
					  for project in Massachusetts

NEO Manchester, LLC<F3>       Delaware    inactive - landfill gas
					  collection system for project
					  in Massachusetts

NEO Manconn, L.L.C.<F3>       Delaware    inactive - landfill gas
					  collection system for project
					  in Manchester, Connecticut

NEO Marion LLC<F3>            Delaware    inactive - landfill gas
					  collection system for project
					  in (state)

NEO Nanticoke, LLC<F3>        Delaware    inactive - landfill gas
					  collection system for project
					  in New York

NEO Nashville LLC<F3>         Delaware    landfill gas collection system
					  for project in Tennessee

NEO Northern Tier             Delaware    landfill gas collection system
LLC<F3>                                   for project in Pennsylvania

NEO Oaks, LLC<F3>             Delaware    landfill gas collection system
					  for project in Maryland

NEO Phoenix LLC<F3>           Delaware    landfill gas collection system
					  for project in Arizona

NEO Prima Deshecha            Delaware    landfill gas collection system
LLC<F3>                                   for project in Orange County,
					  California

NEO Prince William,           Delaware    landfill gas collection system
LLC<F3>                                   for project in Virginia

NEO Riverside LLC<F3>         Delaware    landfill gas collection system
					  for project in California

NEO San Antonio LLC<F3>       Delaware    landfill gas collection system
					  for Nelson Gardens project in
					  Texas

NEO San Diego LLC             Delaware    landfill gas collection system
					  for Miramar project in
					  California

NEO Shawmut, LLC<F3>          Delaware    landfill gas collection system
					  for project in Massachusetts

NEO SKB LLC                   Delaware    landfill gas collection system
					  for project in Pennsylvania

NEO South Chollas             Delaware    landfill gas collection system
LLC<F3>                                   for project in San Diego,
					  California

NEO Spokane LLC               Delaware    landfill gas collection system
					  for project in Washington

NEO Tacoma, L.L.C.            Delaware    landfill gas collection system
					  for project in Washington

NEO Tajiguas LLC<F3>          Delaware    landfill gas collection system
					  for project in Santa Barbara,
					  California

NEO Taunton LLC               Delaware    landfill gas collection system
					  for project in Massachusetts

NEO Tomoka Farms LLC          Delaware    landfill gas collection system
					  for Volusia project in Florida

NEO Tulare LLC                Delaware    landfill gas collection system
					  for Visalia project in
					  California

NEO West Covina LLC           Delaware    landfill gas collection system
					  for BKK project in California

NEO Yolo LLC                  Delaware    landfill gas collection system
					  for project in California

New Roads Generating,         Delaware    inactive - alternative
LLC<F1>                                   domestic holding company for
					  Cajun non-nuclear generating
					  assets in Louisiana (including
					  gas and coal fired generation)

North American Thermal        Ohio        develops district heating and
Systems Limited Liability                 cooling projects in the U.S.;
Company<F1>                               general partner in Pittsburgh
					  Thermal, Limited Partnership
					  and San Francisco Thermal,
					  Limited Partnership

Northbrook Acquisition        Delaware    domestic holding company in
Corp.<F1>                                 STS Hydropower Ltd.

Northbrook Carolina           Delaware    owns and operates
Hydro,  L.L.C.<F1>                        hydroelectric power plants in
					  North Carolina and South
					  Carolina

Northbrook Energy,            Delaware    develops hydroelectric power
L.L.C.<F1>                                projects in the U.S.

NRG Artesia Operations        Delaware    proposed operator for Artesia
Inc.                                      cogeneration facility in
					  California

NRG Asia-Pacific, Ltd.        Delaware    provides international
					  business development services
					  in Australia and the Pacific
					  Rim region

NRG Cadillac Inc.             Delaware    domestic holding company in
					  Cadillac Renewable Energy LLC

NRG Cadillac Operations       Delaware    proposed operator for Cadillac
Inc.                                      wood fired power plant in
					  Michigan

NRG Collinsville              Australia   international holding company
Operating Services Pty                    in Collinsville Operations Pty
Ltd.                                      Ltd.

NRG del Coronado Inc.         Delaware    general partner in RSD Power
					  Partners, L.P.

NRG El Segundo Inc.<F3>       Delaware    domestic holding company in El
					  Segundo Power, LLC

NRG Energeticky Provoz,       Czech       operates coal fired power
s.r.o.                        Republic    plants in Kladno, Czech
					  Republic

NRG Energia Ltda<F3>          Brazil      inactive - international
					  holding company for Enersul
					  project bid in Brazil

NRG Energy Center, Inc.       Minnesota   owns and operates Minneapolis
					  Energy Center district heating
					  and cooling system in
					  Minnesota

NRG Energy CZ, s.r.o.         Czech       provides international
			      Republic    business development services
					  in the Czech Republic and
					  Europe

NRG Energy Development        Germany     provides international
GmbH                                      business development services
					  in Germany and Europe

NRG Energy Jackson            California  general partner in Jackson
Valley I, Inc.                            Valley Energy Partners, L.P.

NRG Energy Jackson            California  limited partner in (i) Jackson
Valley II, Inc.                           Valley Energy Partners, L.P.,
					  (ii) San Joaquin Valley Energy
					  Partners I, L.P., (iii) San
					  Joaquin Valley Energy Partners
					  IV, L.P. and (iv)
					  Bioconversion Partners, L.P.

NRG Energy Ltd.               England     provides international
			      and Wales   business development services
					  in the U.K. and Europe

NRG Generating (U.S.)         Delaware    develops, owns and operates
Inc.<F1>                                  cogeneration facilities in
					  U.S.

NRG Gladstone Operating       Australia   operates Gladstone Power
Services Pty Ltd.                         Station in Australia

NRG Gladstone                 Australia   holds pension assets for
Superannuation Pty                        employees of Gladstone coal
Ltd.<F1>                                  fired power plant in Australia

NRG International II          Delaware    domestic holding company
Inc.

NRG International, Inc.       Delaware    domestic holding company

NRG Latin America             Delaware    provides international
Inc.<F3>                                  business development services
					  in Latin America

NRG Morris Operations         Delaware    proposed operator for
Inc.                                      Millennium cogeneration
					  facility in Illinois

NRG Oklahoma Operations       Delaware    proposed operator for Mid-
Inc.<F3>                                  Continent Power Company
					  cogeneration facility in
					  Oklahoma

NRG Operating Services,       Delaware    currently provides O&M
Inc.                                      services for Artesia,
					  Cadillac, Collinsville,
					  Gladstone and Minneapolis
					  Energy Center projects

NRG PacGen Inc.               Delaware    domestic holding company which
					  acquired 100% of the stock of
					  Pacific Generation Company

NRG Parlin Inc.<F1>           Delaware    provides cogeneration services
					  to NRG Generating (U.S.)
					  Inc.'s Parlin facility in New
					  Jersey

NRG Pittsburgh Thermal        Delaware    limited partner in Pittsburgh
Inc.                                      Thermal, Limited Partnership

NRG Power Marketing           Delaware    holds power marketing license
Inc.<F3>

NRG San Diego Inc.            Delaware    limited partner in RSD Power
					  Partners, L.P.

NRG Services                  Delaware    provides payroll and benefits
Corporation                               services through service
					  agreements with individual O&M
					  companies

NRG Sunnyside Inc.            Delaware    general partner in Sunnyside
					  Cogeneration Associates

NRG Sunnyside                 Delaware    general partner in Sunnyside
Operations GP  Inc.                       Operations Associates L.P.

NRG Sunnyside                 Delaware    limited partner in Sunnyside
Operations LP Inc.                        Operations Associates L.P.

NRG Victoria I Pty Ltd.       Australia   international holding company
					  in NRG Victoria II Pty Ltd.
					  and NRG Victoria III Pty Ltd.

NRG Victoria II Pty           Australia   international holding company
Ltd.                                      in NRG Victoria III Pty Ltd.

NRG Victoria III Pty          Australia   international holding company
Ltd.                                      in Energy Developments Limited

NRGenerating Holdings         Netherlands international holding company
(No. 1) B.V.                              in Collinsville Power Joint
					  Venture

NRGenerating Holdings         Netherlands inactive - international
(No. 10)  B.V.                            holding company

NRGenerating Holdings         Netherlands sole director of Tosli
(No. 11)  B.V.                            Investments B.V.

NRGenerating Holdings         Netherlands inactive - international
(No. 3) B.V.                              holding company registered to
					  do business in Australia

NRGenerating Holdings         Netherlands international holding company
(No. 4) B.V.                              in Loy Yang Power Partners,
					  Loy Yang Power Management Pty
					  Ltd. and Loy Yang Power
					  Projects Pty Ltd.

NRGenerating Holdings         Netherlands international holding company
(No. 5) B.V.                              in NRG Energeticky Provoz,
					  s.r.o.

NRGenerating Holdings         Netherlands inactive - international
(No. 6) B.V.                              holding company registered to
					  do business in Australia

NRGenerating Holdings         Netherlands international holding company
(No. 7) B.V.                              for West Java O&M company in
					  formation in Indonesia

NRGenerating Holdings         Netherlands international holding company
(No. 8) B.V.                              for West Java O&M company in
					  formation in Indonesia

NRGenerating Holdings         Netherlands international holding company
(No. 9) B.V.                              in Kanel Kangal Elektrik
					  Limited Sirketi

NRGenerating                  Netherlands international holding company
International B.V.

NRGenerating Rupali           Netherlands inactive - international
B.V.                                      holding company for Rupali oil
					  fired power plant bid in
					  Pakistan

O Brien Biogas                Delaware    landfill gas collection system
(Mazzaro), Inc.                           for project in Pennsylvania

O Brien Biogas IV             Delaware    landfill gas fueled power
LLC<F1>                                   generation for Edgeboro
					  project in New Jersey

O Brien Biogas, Inc.          Delaware    inactive - landfill gas
III<F3>                                   collection system for Autochem
					  project in Pennsylvania

O Brien Biogas, Inc.          Delaware    inactive - landfill gas
VI<F3>                                    collection system for Duarte
					  project in California

O Brien California            California  owns Artesia cogeneration
Cogen Limited<F1>                         facility in California

O Brien Cogeneration,         Delaware    general partner in O'Brien
Inc. II                                   California Cogen Limited

O Brien Standby Power         Delaware    provides standby power for
Energy, Inc.<F1>                          landfill gas fueled power
					  generation for SKB project in
					  Pennsylvania

Okeechobee Power I,           Delaware    general partner in Cypress
Inc.                                      Energy Partners, Limited
					  Partnership

Okeechobee Power II,          Delaware    general partner in Kissimee
Inc.                                      Power Partners, Limited
					  Partnership

Okeechobee Power III,         Delaware    limited partner in Kissimee
Inc.                                      Power Partners, Limited
					  Partnership

Oklahoma Loan                 Delaware    holds bank debt for Mid-
Acquisition                               Continent Power Company
Corporation<F1>                           cogeneration facility in
					  Oklahoma

ONSITE Energy, Inc.<F2>       Oregon      domestic holding company for
					  ONSITE Soledad, Inc. and
					  ONSITE Marianas Corporation;
					  also indirectly holds general
					  partner interest in Mt. Poso
					  project and limited partner
					  interest in Turners Falls
					  project

ONSITE Funding                Oregon      inactive - provides funding to
Corporation<F2>                           various ONSITE projects

ONSITE Limited                Oregon      inactive - owned cogeneration
Partnership No. 1<F2>                     facilities for bakery in Los
					  Angeles and dairy in Michigan

ONSITE Marianas               Common
			      wealth      inactive - owned and operated
Corporation<F2>               of the      Marianas solar energy plant in
			      Northern    the Commonwealth of Northern
			      Marianas    Mariana Islands in Pacific
			      Islands     Ocean

ONSITE Soledad,               Oregon      inactive - owned and operated
Inc.<F2>                                  Soledad wood burning power
					  plant in California

ONSITE/Haines Limited         Oregon      inactive - owned wood burning
Partnership<F2>                           power plant in Alaska


ONSITE/Molokai, Limited       Oregon      inactive - owned and operated
Partnership<F2>                           biomass fueled Molokai power
					  plant in Hawaii

ONSITE/US Power Limited       Oregon      inactive - owned Crossroads
Partnership No. 1<F2>                     cogeneration facility in New
					  Jersey

Orrington Waste, Ltd.         Oregon      provides waste disposal
Limited Partnership<F2>                   services to municipalities to
					  be delivered to waste disposal
					  operators in Maine, including
					  Penobscot Energy Recovery
					  Company

P.T. Dayalistrik              Indonesia   will own and construct West
Pratama<F1>                               Java coal fired power plant in
					  Indonesia

Pacific Crockett              Utah        general partner in Crockett
Energy, Inc.<F2>                          Cogeneration, A California
					  Limited Partnership

Pacific Crockett              Oregon      domestic holding company for
Holdings, Inc.<F2>                        Pacific Crockett Energy, Inc.

Pacific Generation            Oregon      domestic holding company
Company<F2>                               acquired by NRG (formerly a
					  wholly owned subsidiary of
					  PacifiCorp Holdings, Inc.
					  which developed, built, owned,
					  operated and managed energy
					  production facilities); also a
					  limited partner in Camas Power
					  Boiler Limited Partnership

Pacific Generation            Oregon      inactive - provided domestic
Development Company<F2>                   business development services

Pacific Generation            Oregon      holds debt in Windpower 87 and
Funding, Inc.<F2>                         Windpower 88

Pacific Generation            Oregon      domestic holding company for
Holdings Company<F2>                      Pacific Generation Funding and
					  Pacific Recycling Energy;
					  holds limited partner
					  interests in Carolina Energy,
					  Limited Partnership and
					  Project Finance Fund III; and
					  indirectly holds general
					  partner interest in Kingston
					  Cogeneration Limited
					  Partnership

Pacific Generation            Oregon      domestic holding company which
Resources Company<F2>                     holds limited partner interest
					  in Long Island Cogeneration,
					  L.P.; holds limited and
					  general partner interests in
					  Curtis/Palmer, Windpower 87
					  and Windpower 88 projects;
					  general partner in ENI
					  Chester, Limited Partnership

Pacific Kingston             Canada       general partner in Kingston
Energy, Inc.<F2>                          Cogeneration Limited
					  Partnership

Pacific Orrington            Oregon       holds general and limited
Energy, Inc.<F2>                          partner interests in Orrington
					  Waste, Ltd., Limited
					  Partnership

Pacific Recycling            Oregon       inactive - provided business
Energy, Inc.<F2>                          development services for waste-
					  to-energy projects

Pacific-Mt. Poso             Oregon       general partner in Mt. Poso
Corporation<F2>                           Cogeneration Company, A
					  California Limited Partnership

Penobscot Energy             Maine        owns waste-to-energy facility
Recovery Company<F2>                      in Orrington, Maine

Pittsburgh Thermal,          Delaware     provides district heating and
Limited Partnership<F1>                   cooling services in Pittsburgh

Power Operations, Inc.       Delaware     provides O&M services for
					  Artesia, Cadillac, Newark and
					  Parlin projects

Project Finance Fund         Delaware     funding vehicle for various
III, L.P.<F1>                             (primarily) international
					  operating projects

Pyro-Pacific Operating       California   operates Mt. Poso cogeneration
Company<F2>                               facility in California

RSD Power Partners,          Delaware     owns and operates a power and
L.P.                                      cooling plant in California

Saale Energie GmbH<F1>       Germany      international holding company
					  in Kraftwerk Schkopau
					  Betriebsgesellschaft mbH,
					  Kraftwerk Schkopau GbR and
					  Saale Energie Services GmbH

Saale Energie Services       Germany      provides consulting services
GmbH<F1>                                  to MIBRAG

Sachsen Holding B.V.         Netherlands  international holding company
					  in P.T. Dayalistrik Pratama

San Francisco Thermal,       Delaware     provides district heating and
Limited Partnership<F1>                   cooling services in California

San Joaquin Valley           California   general partner in San Joaquin
Energy I, Inc.                            Valley Energy Partners I, L.P.

San Joaquin Valley           California   general partner in San Joaquin
Energy IV, Inc.                           Valley Energy Partners IV,
					  L.P. and Bioconversion
					  Partners, L.P.

San Joaquin Valley           California   owns and operates three
Energy Partners I,                        biomass waste-fuel power
L.P.<F1>                                  plants (Chowchilla II, El Nido
					  and Madera) in California

San Joaquin Valley           California   holds remaining non-operating
Energy Partners IV,                       assets of biomass waste-fuel
L.P.<F1>                                  power plant (Chowchilla I) in
					  California

Scoria Incorporated          Minnesota    holds license for synthetic
					  coal technology

Scudder Latin American       Cayman       investment company which owns
Power I-C L.D.C.<F1>         Islands,     (primarily passive)
			     British      investments in Latin American
			      West        power projects
			     Indies

Scudder Latin American       Cayman       investment company which owns
Power I-P L.D.C.<F1>         Islands,     (primarily passive)
			     British      investments in Latin American
			      West        power projects
			     Indies

Scudder Latin American       Cayman       investment company which owns
Power II-C L.D.C<F1>.        Islands,     (primarily passive)
			     British      investments in Latin American
			      West        power projects - phase II
			     Indies

Scudder Latin American       Cayman       investment company which owns
Power II-Corporation         Islands,     (primarily passive)
A<F1>                        British      investments in Latin American
			      West        power projects - phase II
			     Indies

Scudder Latin American       Cayman       investment company which owns
Power II-Corporation         Islands,     (primarily passive)
B<F1>                        British      investments in Latin American
			      West        power projects - phase II
			     Indies

Scudder Latin American       Cayman       investment company which owns
Power II-P L.D.C.<F1>        Islands,     (primarily passive)
			     British      investments in Latin American
			      West        power projects - phase II
			     Indies

STS Heislers, Inc.<F3>       Delaware     inactive - hydroelectric
					  projects

STS Hydropower Ltd.<F1>      Michigan     owns and operates
					  hydroelectric projects in
					  California, Colorado,
					  Michigan, Virginia and
					  Washington

STS Turbine &                Delaware     provides turbine design and
Development, L.L.C.<F1>                   project development services

Suncook Energy LLC<F1>       Delaware     landfill gas fueled power
					  generation for Nashua project
					  in New Hampshire

Sunnyside Cogeneration       Utah         owns waste coal power plant in
Associates<F1>                            Utah

Sunnyside Operations         Delaware     operates waste coal power
Associates L.P.<F1>                       plant in Utah

Sunshine State Power         Netherlands  international holding company
(No. 2) B.V.                              which holds a 17.5% undivided
					  interest in Gladstone Power
					  Station Joint Venture

Sunshine State Power         Netherlands  international holding company
B.V.                                      which holds a 20% undivided
					  interest in Gladstone Power
					  Station Joint Venture

The PowerSmith               Delaware     owns PowerSmith cogeneration
Cogeneration   Project,                   facility in Oklahoma
Limited Partnership<F2>

Tosli Investments            Netherlands  international holding company
B.V.<F1>                                  in Compania Boliviana de
					  Energia Electrica S.A.

Turners Falls Limited        Massachuse   owns Turners Falls
Partnership<F2>                tts        cogeneration facility in
					  Massachusetts

Windpower Partners           California   owns 50 MW windpower project
1987, a California                        in California
limited partnership<F2>

Windpower Partners           California   owns 30 MW windpower project
1988, a California                        in California
limited partnership<F2>


<F1> Entity is an unconsolidated affiliate accounted for using the equity method, and consequently is not included in the consolidating financial statements in Exhibit A.

<F2> The Pacific Generation Company was acquired 11/4/97.  The
financial statements for the      Pacific Generation
temporarily include assets and liabilities that will be assigned to this entity and other associated entities.

<F3> Entity is inactive and consequently is not included in the consolidating financial statements in Exhibit A.



Eloigne Company has ownership interests in affordable housing projects, principally within NSP's service territory. Eloigne has one subsidiary, Safe Haven Homes, LLC, a Delaware corporation which has ownership interests in affordable housing projects, principally within NSP's service territory.


Eloigne Company         Minnesota   Affordable housing primarily
				    within the Company's service
				    area


 Subsidiary Name        Location      Location and Nature of
			   of                Business
			Incorporat
			  ion


Safe Haven Homes        Delaware   affordable housing primarily
LLC<F1>                               within the Company's service
				      area

Lauring Green Ltd.      Minnesota  affordable housing
Ptsp. <F1>

Bemidji Townhouse Ltd.  Minnesota  affordable housing
Ptsp. <F1>

Central Towers Limited  Minnesota  affordable housing
Partnership<F1>

Driftwood Partners Ltd. Minnesota  affordable housing
Ptsp. <F1>

Colfax Prairie Homes    Wisconsin  affordable housing
Limited Partnership<F1>

Cottage Court Ltd.      Minnesota  affordable housing
Ptsp. <F1>

Ctg. Homesteads         Minnesota  affordable housing
Hillcrest Ltd. Ptsp.
<F1>

Cottages of Spring Lake Minnesota  affordable housing
Park Ltd.  Ptsp. <F1>

Cottages of Vadnais     Minnesota  affordable housing
Heights Ltd. Ptsp. <F1>

Cottage Homesteads of   Minnesota  affordable housing
Willow Ponds Ltd. Ptsp.
<F1>

Albany Countryside      Minnesota  affordable housing
Townhomes Ltd. Ptsp.
<F1>

RWIC Credit Fund Ltd.   Minnesota  affordable housing
Ptsp. <F1>

Marvin Gardens Ltd.     Minnesota  affordable housing
Ptsp. <F1>

Crown Ridge Apartments  Minnesota  affordable housing
Ltd. Ptsp. <F1>

Sioux Falls Housing     South      affordable housing
Equity Fund I Ltd. Ptsp Dakota
<F1>

East Creek Limited      Minnesota  affordable housing
Partnership<F1>

Edenvale Family Housing Minnesota  affordable housing
Limited Partnership<F1>

Granite Hill Ltd. Ptsp. Minnesota  affordable housing
<F1>

Groveland Terrace       Minnesota  affordable housing
Townhomes Ltd. Ptsp.
<F1>

Plover Limited          Wisconsin  affordable housing
Liability Co. <F1>

Jefferson Heights       Minnesota  affordable housing
Townhomes Ltd. Ptsp.
<F1>

Lakeville Court Ltd.    Minnesota  affordable housing
Ptsp. <F1>

Majestic View           South      affordable housing
Apartments, Ltd. Ptsp.     Dakota
<F1>

Marsh Run Ltd. Ptsp.    Minnesota  affordable housing
<F1>

Oakdale Leased Housing  Minnesota  affordable housing
Ltd. Ptsp. <F1>

Wyoming Limited         Minnesota  affordable housing
Partnership<F1>

J&D 14-93 Ltd. Ptsp.    Minnesota  affordable housing
<F1>

Park Rapids Housing     Minnesota  affordable housing
Limited Partnership<F1>

MDI Ltd. Ptsp. #44<F1>  Minnesota  affordable housing

Sioux Falls Partners    South      affordable housing
Ltd. Ptsp. <F1>           Dakota

806 N. Hazel Ltd. Ptsp. Minnesota  affordable housing
<F1>

Links Lane, A Ltd.      Minnesota  affordable housing
Ptsp. <F1>

Polynesian Village 1994 Minnesota  affordable housing
Ltd. Ptsp. <F1>

Sioux River Ltd. Ptsp.  South      affordable housing
<F1>                      Dakota

Stradford Flats Ltd.    Minnesota  affordable housing
Ptsp. <F1>

Brooklyn Ctr. Leased    Minnesota  affordable housing
Housing Assc. LLC<F1>

Fairview Ridge Ltd.     Minnesota  affordable housing
Ptsp. <F1>

Tower Terrace Ltd.      Minnesota  affordable housing
Ptsp. <F1>

R & W Partners Ltd.     Minnesota  affordable housing
Ptsp. <F1>

Mahtomedi Woodland      Minnesota  affordable housing
Limited Partnership<F1>

Woodland Village        Minnesota  affordable housing
Townhomes Ltd. Ptsp.
<F1>

<F1> Entity is an unconsolidated affiliate accounted for using the equity method, and consequently is not included in the consolidating financial statements in Exhibit A.

Energy Masters International, Inc. (EMI) delivers natural gas and electric products and services to commercial and industrial customers, utilities, municipalities and energy marketers, and offers performance contracting to customers nationwide. EMI has two subsidiaries, Energy Masters corporation, a Missouri corporation, and Energy Solutions Inc., a Minnesota corporation, which both provide energy services.


Energy Masters International   Minnesota     Energy services
Inc. (EMI)


     Subsidiary Name           Location      Location and Nature of
				  of                Business
			       Incorporat
				  ion


Energy Masters                 Missouri      energy services
Corporation (EMC)

Energy Solutions Inc.          Minnesota     energy services
(ESI)


2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND
DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

The electric production and transmission systems of NSPM and NSPW public utilities are interconnected and are operated as a combined system. Electricity is distributed to retail customers in portions of Minnesota, Wisconsin, North Dakota, South Dakota, and Michigan.

Generating  Plants:

							    1997
							 Capability
Station and Unit . . . . . . .  Fuel          Installed     (Mw)
------------------------------  ------------  ---------  ----------
NSPM:
Sherburne - Becker, MN
    Unit 1 . . . . . . . . . .  Coal               1976   712
    Unit 2 . . . . . . . . . .  Coal               1977   721
    Unit 3 . . . . . . . . . .  Coal               1987   514
Prairie Island -  Red Wing, MN
    Unit 1 . . . . . . . . . .  Nuclear            1973   514
    Unit 2 . . . . . . . . . .  Nuclear            1974   513
Monticello - Monticello, MN. .  Nuclear            1971   545
King - Bayport, MN . . . . . .  Coal               1968   571
Black Dog -  Burnsville, MN
    4 Units. . . . . . . . . .  Coal/Natural  1952-1960   462
				     Gas
High Bridge - St Paul, MN
    2 Units. . . . . . . . . .  Coal          1956-1959   263
Riverside - Minneapolis, MN
    2 Units. . . . . . . . . .  Coal          1964-1987   372
Hennepin Island - Mpls, MN . .  Water                      13
9 other thermal plants                                    777
4 other steam plants                                      150

NSPW:
Flambeau - Park Falls, WI. . .  Gas/Oil            1969    17
Wheaton - Eau Claire, WI . . .  Gas/Oil            1973   443
Bay Front - Ashland, WI. . . .  Coal/Wood/
				   Gas          1945-60    75
French Island - LaCrosse, WI .  Wood/RDF        1940-48    29
French Island - LaCrosse, WI .  Oil                1974   192
19 Hydroelectric plants -  WI.  Water           various   249


As of December 31, 1997, NSPM's electric transmission system included 265 circuit miles of 500 Kilovolt (Kv) lines, 568 circuit miles of 345 Kv line, 283 circuit miles of 230Kv line, 59 circuit miles of 161 Kv line, 1,173 circuit miles of 115 Kv line and 1,730 circuit miles of transmission line under 115 Kv. 93.6% of NSP's high voltage transmission system is located in the State of Minnesota, 2.2% in North Dakota, and 4.2% in South Dakota. As of December 31, 1997, NSP's transmission substations had a combined capacity of approximately 26,972 thousand Kilovolt-amperes (Kva) and the distribution substations totaled approximately 12, 205 thousand Kva. The Manitoba Hydro-Electric Board (MHEB), Minnesota Power Company, and NSP completed the construction of a 500 Kv transmission interconnection between Winnipeg, Manitoba, Canada, and the Minneapolis-St. Paul, Minnesota, area in May 1980. NSP has a contract with MHEB for 500 Mw of firm power utilizing this transmission line. In addition, NSP is interconnected with MHEB through a 230 Kv transmission line completed in 1970.

As of December 31, 1997, NSPW's electric transmission system in Wisconsin included 166 circuit miles of 345 Kv line, 291 circuit miles of 161 Kv line, 436 circuit miles of 115 Kv line and 1,498 circuit miles of transmission line under 115 Kv. As of December 31, 1997, NSPW's transmission substations had a combined capacity of approximately 4,348 thousand Kva and the distribution substations totaled approximately 2,000 thousand Kva.

Other assets owned by NSPM and NSPW include electric distribution systems located throughout its service area, and property, plant and equipment owned or leased supporting their electric and gas utility functions. NSPM and NSPW also own or lease other physical properties, including real property, and other facilities necessary to conduct their operations.

The gas properties of NSP include 7,366 miles of natural gas distribution and transmission mains, the Wescott Liquefied Natural Gas (LNG) plant with a storage capacity of 2.1 Billion Cubic Feet (Bcf) equivalent and five propane-air plants with a storage capacity of 1.4 Bcf equivalent to help meet the peak requirements of its firm residential, commercial, and industrial customers. NSPW's gas properties include approximately 1,620 miles of natural gas distribution mains, the Eau Claire and LaCrosse LNG plants, having a storage capacity of 0.3 Bcf equivalent, and one propane-air plant, with a storage capacity of 0.02 Bcf equivalent.


3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES

A) NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.


			Mwh                Mcf
		     Electricity           Gas
		----------------------  ----------
	  NSPM              34,348,744  80,350,058
	  NSPW               5,664,273  18,979,883


B) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED.


			Mwh              Mcf
		     Electricity         Gas
		----------------------  ----------
	  NSPM               3,201,562   9,126,429
	  NSPW                 143,926   1,097,087


C) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.


NSPM  and  NSPW operate their electric generation and transmission facilities as
one  interconnected  system.    It  is  not  possible  to  determine  where  the
electricity  sold  was  actually  generated.

Electric:

NSPM sold 9,274,720 Mwh of electricity at or outside the Minnesota state line, including 5,716,213 Mwh sold to NSPW.

NSPW  sold  415,707  Mwh  of  electricity  to  NSPM.

Gas:

NSPM  sold  311,669  Mcf  of natural gas at or outside the Minnesota state line.

NSPW  sold  494,628  Mcf  of natural gas at or outside the Wisconsin state line.

D) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Electric:

NSPM purchased 8,951,668 Mwh of electricity at or outside the Minnesota state line, including 415,707 Mwh purchased from NSPW.

NSPW  purchased    5,736,213  Mwh  of  electricity  from  NSPM.

Gas:

NSPM purchased 81,239,638 Mcf of natural gas at or outside the Minnesota state line.

NSPW purchased 20,366,728 Mcf of natural gas at or outside the Wisconsin state line.


4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN US DOLLARS:

A) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND
DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

B) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY, AND DESCRIPTION OF INTEREST HELD.

C) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

D) CAPITALIZATION AND EQUITY EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

E) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACTS BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT.

Kraftwerk  Schkopau  GbR  and Kraftwerk Schkopau Betriebsgesellschaft mbH (EWGs)
--------------------------------------------------------------------------------

a) Kraftwerk Schkopau GbR and Kraftwerk Schkopau Betriebsgesellschaft mbH c/o VEBA Kraftwerke Ruhr AG, Bergmannsgluckstrasse 41-43, 45896 Gelsenkirchen, Germany

NRG owns a 50% interest in a German limited liability company, Saale Energie GmbH ("Saale") which owns a 41.1% interest in a 960 MW coal-fired power plant in the city of Schkopau. A German energy company, VEBA Kraftwerke Ruhr AG ("VKR"), owns the remaining 58.9% interest in Schkopau and operates the plant. The partnership of Saale and VKR that owns the plant is called Kraftwerk Schkopau GbR.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 50% of Saale Energie GmbH which owns 41.1% of Kraftwerk Schkopau GbR and 44.44% of Kraftwerk Schkopau Betriebsgesellschaft mbH.

c)     Through its subsidiaries, NRG made a $29,286,717 equity investment in the
project.    NRG  also  incurred  out-of-pocket  costs  and fees of approximately
$2,589,574.

d) The following sets forth the capitalization and earnings related to the 50.0% ownership:

Capitalization   $ 29,286,717
Earnings         $  5,631,086

e) VKR provides operating and maintenance services to the Schkopau facility under an operation and maintenance contract with Kraftwerk Schkopau
Betriebsgesellschaft mbH in which Saale and VKR hold interests of 44.4% and 55.6% respectively, and which is responsible for the operation and maintenance of the facility pursuant to certain agreements with each of Saale and VKR. VKR is paid a management fee.

Gladstone Power Station Joint Venture and NRG Gladstone Operating Services Pty
------------------------------------------------------------------------------
				   Ltd. (EWGs)
				   -----------

a)          Gladstone  Power  Station  Joint Venture and NRG Gladstone Operating
Services  Pty  Ltd. Hanson  Road,  Gladstone,  Queensland    4680,  Australia

NRG owns a 37.5% ownership interest in the Gladstone Power Station Joint Venture ("Gladstone"), a 1,680 MW coal-fired power generation facility located in Gladstone, Australia.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Sunshine State
Power  B.V.  which  owns  20%  of  Gladstone.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Sunshine State Power (No. 2) B.V. which owns 17.5% of Gladstone.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 99% of NRG Gladstone Operating Services Pty Ltd.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG Operating Services, Inc. which owns 1% of NRG Gladstone Operating Services Pty Ltd.

c)     Through its subsidiaries, NRG made a $64,873,591 equity investment in the
project.    NRG  also  incurred  out-of-pocket  costs  and fees of approximately
$3,933,915.

d) The following sets forth the capitalization and earnings related to the 37.5% ownership:

Capitalization.  $  64,873,591
Earnings         $   9,945,369

e) NRG Gladstone Operating Services Pty Ltd., a wholly owned indirect subsidiary of NRG, provides operating and maintenance services to Gladstone under an operations and maintenance agreement. In 1997, NRG Gladstone Operating Services Pty Ltd. received $1.13 million for providing these services.

Mitteldeutsche  Braunkohlengesellschaft    mbH  (EWG)
-----------------------------------------------------

a)          Mitteldeutsche  Braunkohlengesellschaft    mbH
Wiesenstrasse  20,  06727  Theissen,  Germany

NRG owns a 33-1/3% interest in the equity of Mitteldeutsche Braunkohlengesellschaft mbH ("MIBRAG") which owns coal mining, power generation and associated operations, all of which are located south of Leipzig, Germany. MIBRAG is a corporation formed by the German government to hold two open-cast brown coal (lignite) mining operations, a lease on an additional mine, three lignite-fired industrial cogeneration facilities and briquette manufacturing and coal dust plants.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Lambique Beheer B.V. which owns 33.33% of MIBRAG B.V. which owns 99% of MIBRAG.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Lambique Beheer B.V. which directly owns a 0.33% interest in MIBRAG.

c)     Through its subsidiaries, NRG made a $10,788,586 equity investment in the
project.    NRG  also  incurred  out-of-pocket  costs  and fees of approximately
$4,256,793.

d) The following sets forth the capitalization and earnings related to the 33-1/3% ownership:

Capitalization.  $ 10,788,586
Earnings         $ 10,925,475

e) NRG owns a 50% interest in Saale Energie Services GmbH which provides consulting services for a fee for the operation of the MIBRAG steam and power generation facilities, the associated electrical and thermal transmission and distribution system and the briquette manufacturing plants, under a power consultancy agreement with MIBRAG for the life of the facilities. In 1997, NRG received $2.6 million for its share in providing these services.

Loy  Yang  Power  Partners  and  Loy  Yang  Power  Management  Pty  Ltd.  (EWGs)
--------------------------------------------------------------------------------

a)          Loy  Yang  Power  Partners  and  Loy  Yang Power Management Pty Ltd.
PO  Box  1799,  Traralgon,  Victoria    3844,  Australia

NRG owns a 25.37% interest in Loy Yang Power Partners ("Loy Yang") which owns the assets of Loy Yang A, a 2,000 MW brown coal fired thermal power station and an adjacent coal mine located in Victoria, Australia.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 100% of NRGenerating Holdings (No. 4) B.V. which owns 25.37% of Loy Yang.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 100% of NRGenerating Holdings (No. 4) B.V. which owns 25.37% of Loy Yang Power Management Pty Ltd.

c)        Through its subsidiaries, NRG made a $264,278,016 equity investment in
the  project.    NRG also incurred out-of-pocket costs and fees of approximately
$3,246,827.

d)The following sets forth the capitalization and earnings related to the 25.37% ownership:

Capitalization.  $ 264,278,016
Earnings (Loss)      ($200,656)

e) NRG owns a 25.37% interest in Loy Yang Power Management Pty Ltd. which provides operating and maintenance services to Loy Yang under an operations and maintenance agreement. In 1997, NRG received $1.25 million for providing these services.

NRG owns a 25.37% interest in Loy Yang Power Projects Pty Ltd. which provides technical services to Loy Yang under a technical expertise agreement. In 1997, NRG received $4.48 million for providing these services.

Energeticke  Centrum  Kladno,  s.r.o.  and  ECK  Generating,  s.r.o.  (FUCOs)
-----------------------------------------------------------------------------

a)          Energeticke  Centrum  Kladno,  s.r.o.  and  ECK  Generating,  s.r.o.
Dubska  -  Teplarna,  272  03  Kladno,  Czech  Republic

NRG owns a 34.44% interest in Energeticke Centrum Kladno, s.r.o. ("ECK"), a Czech company that owns and operates a coal-fired power and thermal energy generation facility in Kladno, Czech Republic. The existing capacity at this facility includes 28 MW of electrical generation and 150 MW of thermal energy generation. NRG and its partners plan to refurbish the existing facility as well as construct a new 354 MW expansion project. The expansion project is held separately through ECK Generating, s.r.o. ("ECKG"), a Czech company of which NRG owns a 57.85% interest.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Kladno Power (No.
1)  B.V.  which  owns  34.44%  of  ECK.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% each of NRGenerating International B.V. and Gunwale B.V. which jointly own 100% of Kladno Power (No.
2)  B.V. which owns 65% of Matra Powerplant Holding B.V. which owns 89% of ECKG.

c)          Through its subsidiaries, NRG made a $9,727,567 equity investment in
these  projects.    NRG  also  incurred  capitalization  costs  for  ECKG  of
approximately  $5,894,400.

d) The following sets forth the capitalization and earnings related to the ECK and ECKG ownership:

Capitalization (ECK) $ 9,727,567
Capitalization (ECKG)$ 5,894,400
Earnings (Loss)      ($1,696,257)

e) NRG Energeticky Provoz, s.r.o., a wholly owned subsidiary of NRG, provides operating and maintenance services to the existing facility and will provide these same services to the expansion project when it is completed. NRG Energeticky Provoz, s.r.o. will receive a fee beginning in 1998.

Compania  Boliviana  de  Energia  Electrica  S.A.  (EWG)
---------------------------------------------------------

a)          Compania  Boliviana  de  Energia  Electrica  S.A
Obrajes,  Ave.  Herando  Siles  #5635,  Entre  Calles  10  y 11, La Paz, Bolivia

NRG owns a 48.3% interest in Compania Boliviana de Energia Electrica S.A.-Bolivian Power Company Limited ("COBEE") which owns 15 operating power plants, primarily hydroelectric, in Bolivia.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of Cobee Holdings Inc. which owns 50% of Tosli Investments B.V. which owns 96.6% of COBEE.

c)     Through its subsidiaries, NRG made a $62,643,520 equity investment in the
project.    NRG  also  incurred  out-of-pocket  costs  and fees of approximately
$1,489,617.

d) The following sets forth the capitalization and earnings related to the 48.3% ownership:

Capitalization  $ 62,643,520
Earnings (Loss) $  1,977,218

e) There are no service, sales or construction contracts between COBEE and any system company.

Energy Developments Limited (FUCO)
-----------------------------------------------------------------

a) Energy Developments Limited Level 1, 450 Chapel Street, South Yarra, Victoria 3141, Australia


NRG owns a 19.97% interest in Energy Developments Limited, an Australian company ("EDL"). EDL is engaged in independent power generation from landfill gas, coal seam methane and natural gas (including projects that utilize the latest combined cycle technology) and owns approximately 184 MW of operating projects primarily in Australia.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 100% of NRG Victoria I Pty Ltd. which owns 100% of NRG Victoria II Pty Ltd., NRG Victoria I Pty Ltd. and NRG Victoria II Pty Ltd. jointly own 100% of NRG Victoria III Pty Ltd. which owns 19.97% of EDL.

c)     Through its subsidiaries, NRG made a $23,478,629 equity investment in the
project.    NRG  also  incurred  out-of-pocket  costs  and fees of approximately
$926,817.

d)The following sets forth the capitalization and earnings related to the 19.97% ownership:

Capitalization  $ 23,478,629
Earnings (Loss) $    197,717

e) There are no service, sales or construction contracts between EDL and any system company.

Enfield Energy Centre Limited and Enfield Operations, L.L.C. (EWGs)
-------------------------------------------------------------------

a) Enfield Energy Centre Limited and Enfield Operations, L.L.C. 975 Mollison Avenue, Enfield, Middlesex EN3 7NN England

NRG owns a 50% interest in Enfield Energy Centre Limited, an English company which will construct a 396 MW gas-fired power project in the North London borough of Enfield in the United Kingdom. The plant is scheduled to begin commercial operations at the end of 1999.

b) Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 100% of NRGenerating International B.V. which owns 50% of Enfield Energy Centre Limited.

Northern States Power Company owns 100% of NRG Energy, Inc.; NRG Energy, Inc. owns 100% of NRG International, Inc. which owns 50% of Enfield Operations, L.L.C.

c) No equity investments have been made in Enfield Energy Centre Limited or Enfield Operations, L.L.C. as of December 1997.

d) The following sets forth the capitalization and earnings related to the 50% ownership:

Capitalization.  None
Earnings (Loss)  N/A

	NRG owns a 50% interest in Enfield Operations, L.L.C. which will provide operating and maintenance services to the Enfield Energy Centre when it is constructed.

EXHIBIT A

A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year


			  Northern States Power Company
		 Consolidating Statements of Income and Surplus
			  Year Ended December 31, 1997
			     (Dollars, in Thousands)

								    Total NSP       NSPM        NSPW

Utility Operating Revenues
				     Electric                      $2,218,550 $2,101,240    $311,597
				     Gas                              515,196    414,859      89,745
							     Total  2,733,746  2,516,099     401,342

Utility Operating Expenses
				     Cost of Electricity              596,237    634,335     142,537
				    Sold
				     Cost of Gas Sold                 331,296    280,964      61,150
				     O&M / A&G /                      745,828    682,986      67,980
				    Conservation
				     Depreciation &                   325,880    286,494      37,815
				    Amortization
				     Property & General               227,894    211,824      14,140
				    Taxes
				     Income Tax                       144,855    118,537      24,120
							     Total  2,371,990  2,215,140     347,742

Utility Operating Income                                              361,756    300,959      53,600

Other Income (Expense)
				     Other Income (Expense)           -13,412     35,363         688
				     Non-Operating Income              48,144      8,859         811
				    Taxes
							     Total     34,732     44,222       1,499

Income Before Financing Costs                                         396,488    345,181      55,099

Financing Costs                                                       159,169    107,862      17,682

Net Income (Loss)                                                     237,319    237,319      37,417
Preferred Stock Dividends                                              11,071     11,071
Earnings for Common                                                   226,248    226,248      37,417

Stockholder's equity BOY                                            2,135,878  2,129,811     331,412
Net Income (Loss)                                                     237,320    237,320      37,417
Dividends Paid to Shareholders                                       -212,096   -212,096
Dividends Paid to Parent                                                                     -27,998
Currency Translation Adjustments                                     -65,681
Common Stock Issuances                                                267,886    267,886
Leveraged ESOP & Other                                                  8,418      8,121
Stockholder's equity EOY                                            2,371,726  2,431,042     340,832

								       Viking        NSP         EMI
									  Gas  Financing    Consol'd
										      I

Utility Operating Revenues
				     Electric
				     Gas                               19,809
							     Total     19,809

Utility Operating Expenses
				     Cost of Electricity
				    Sold
				     Cost of Gas Sold
				     O&M / A&G /                        8,935
				    Conservation
				     Depreciation &                     1,571
				    Amortization
				     Property & General                 1,930
				    Taxes
				     Income Tax                         2,198
							     Total     14,634

Utility Operating Income                                                5,175

Other Income (Expense)
				     Other Income (Expense)                55     14,884     -16,503
				     Non-Operating Income                  73                  5,921
				    Taxes
							     Total        128     14,884     -10,582

Income Before Financing Costs                                           5,303     14,884     -10,582

Financing Costs                                                         2,002     14,884         272

Net Income (Loss)                                                       3,301                -10,854
Preferred Stock Dividends
Earnings for Common                                                     3,301                -10,854

Stockholder's equity BOY                                               16,745                 17,612
Net Income (Loss)                                                       3,301                -10,854
Dividends Paid to Parent                                               -2,700
Currency Translation Adjustments
Capital Contributed from NSP                                           10,000      6,190      29,000
Other
Stockholder's equity EOY                                               27,346      6,190      35,758

									Seren
								      Innov's    Eloigne        FMAP

Utility Operating Revenues
				     Electric
				     Gas
							     Total

Utility Operating Expenses
				     Cost of Electricity
				    Sold
				     Cost of Gas Sold
				     O&M / A&G /
				    Conservation
				     Depreciation &
				    Amortization
				     Property & General
				    Taxes
				     Income Tax
							     Total

Utility Operating Income

Other Income (Expense)
				     Other Income (Expense)            -2,435     -1,870         855
				     Non-Operating Income               1,011      8,343        -249
				    Taxes
							     Total     -1,424      6,473         606

Income Before Financing Costs                                          -1,424      6,473         606

Financing Costs                                                                    2,083         254

Net Income (Loss)                                                      -1,424      4,390         352
Preferred Stock Dividends
Earnings for Common                                                    -1,424      4,390         352

Stockholder's equity BOY                                                  -57     35,734       2,161
Net Income (Loss)                                                      -1,424      4,390         352
Dividends Paid to Parent                                                                        -750
Currency Translation Adjustments
Capital Contributed from NSP                                            9,000
Other
Stockholder's equity EOY                                                7,519     40,125       1,763

								       United      Ultra         NRG
									 Pwr
								       & Land      Power    Consol'd

Utility Operating Revenues
				     Electric
				     Gas
							     Total

Utility Operating Expenses
				     Cost of Electricity
				    Sold
				     Cost of Gas Sold
				     O&M / A&G /
				    Conservation
				     Depreciation &
				    Amortization
				     Property & General
				    Taxes
				     Income Tax
							     Total

Utility Operating Income

Other Income (Expense)
				     Other Income (Expense)             1,664       -358      29,032
				     Non-Operating Income                -453        148      23,680
				    Taxes
							     Total      1,211       -210      52,712

Income Before Financing Costs                                           1,211       -210      52,712

Financing Costs                                                           578                 30,730

Net Income (Loss)                                                         633       -210      21,982
Preferred Stock Dividends
Earnings for Common                                                       633       -210      21,982

Stockholder's equity BOY                                                6,633                420,108
Net Income (Loss)                                                         633       -210      21,982
Dividends Paid to Parent                                                 -500
Currency Translation Adjustments                                                             -65,681
Capital Contributed from NSP                                                         600      80,900
Other
Stockholder's equity EOY                                                6,766        390     457,310

								    Cormorant        NSP
									 Corp
									     Eliminatio
										     ns

Utility Operating Revenues
				     Electric                                   -194,287
				     Gas                                          -9,217
							     Total              -203,504

Utility Operating Expenses
				     Cost of Electricity                        -180,635
				    Sold
				     Cost of Gas Sold                            -10,818
				     O&M / A&G /                                 -14,073
				    Conservation
				     Depreciation &
				    Amortization
				     Property & General
				    Taxes
				     Income Tax
							     Total              -205,526

Utility Operating Income                                                           2,022

Other Income (Expense)
				     Other Income (Expense)                      -74,788
				     Non-Operating Income
				    Taxes
							     Total               -74,788

Income Before Financing Costs                                                    -72,766

Financing Costs                                                                  -17,178

Net Income (Loss)                                                                -55,588
Preferred Stock Dividends
Earnings for Common                                                              -55,588

Stockholder's equity BOY                                                    2   -824,283
Net Income (Loss)                                                                -55,588
Dividends Paid to Parent                                                          31,948
Currency Translation Adjustments
Capital Contributed from NSP                                                    -135,690
Other                                                                                297
Stockholder's equity EOY                                                    2   -983,315

									Total
									  EMI        EMI         EMC

Utility Operating Revenues
				     Electric
				     Gas
							     Total

Utility Operating Expenses
				     Cost of Electricity
				    Sold
				     Cost of Gas Sold
				     O&M / A&G /
				    Conservation
				     Depreciation &
				    Amortization
				     Property & General
				    Taxes
				     Income Tax
							     Total

Utility Operating Income

Other Income (Expense)
				     Other Income (Expense)           -16,503    -15,581      -1,128
				     Non-Operating Income               5,921      4,497         432
				    Taxes
							     Total    -10,582    -11,084        -696

Income Before Financing Costs                                         -10,582    -11,084        -696

Financing Costs                                                           272        145          21

Net Income (Loss)                                                     -10,854    -11,229        -717
Preferred Stock Dividends
Earnings for Common                                                   -10,854    -11,229        -717

Stockholder's equity BOY                                               17,612     17,627       1,366
Net Income (Loss)                                                     -10,854    -11,229        -717
Dividends Paid to Parent                                                                        -700
Currency Translation Adjustments
Capital Contributions from NSP                                         29,000     29,000
Other
Stockholder's equity EOY                                               35,758     35,398         -51

										     EMI
									  ESI
									     Eliminatio
										     ns

Utility Operating Revenues
				     Electric
				     Gas
							     Total

Utility Operating Expenses
				     Cost of Electricity
				    Sold
				     Cost of Gas Sold
				     O&M / A&G /
				    Conservation
				     Depreciation &
				    Amortization
				     Property & General
				    Taxes
				     Income Tax
							     Total

Utility Operating Income

Other Income (Expense)
				     Other Income (Expense)            -2,798      3,004
				     Non-Operating Income                 992
				    Taxes
							     Total     -1,806      3,004

Income Before Financing Costs                                          -1,806      3,004

Financing Costs                                                           106

Net Income (Loss)                                                      -1,912      3,004
Preferred Stock Dividends
Earnings for Common                                                    -1,912      3,004

Stockholder's equity BOY                                                          -1,381
Net Income (Loss)                                                      -1,912      3,004
Dividends Paid to Parent                                                             700
Currency Translation Adjustments
Capital Contributions from NSP
Other                                                                   5,809     -5,809
Stockholder's equity EOY                                                3,897     -3,486

									Total        NRG         NEO
											 Corporate,
									  NRG  Corporate    Biogas &
											Corona <F1>

Other Income (Expense)
				     Other Income (Expense)            29,032      3,123      -2,043
				     Non-Operating Income              23,680      9,761       8,820
				    Taxes
							     Total     52,712     12,884       6,777

Income Before Financing Costs                                          52,712     12,884       6,777

Financing Costs                                                        30,730     24,420           3

Net Income (Loss)                                                      21,982    -11,536       6,774

Stockholder's equity BOY                                              420,108     32,067       9,731
Net Income (Loss)                                                      21,982    -11,536       6,774
Dividends Paid to Parent                                                           1,134       7,294
Currency Translation Adjustments                                      -65,681     15,229
Capital Received (Contributed) among                                            -410,352     -27,794
NRG's entities
Capital Contributed from NSP                                           80,900     80,900
Other
Stockholder's equity EOY                                              457,310   -292,558      -3,995

<F1>. These NEO entities were in the
    process of being restructured at
   12/31/97. As this activity was in
    process, the entities' financial
  statements have been combined into
			  one group.


								   NRG Energy NRG Energy SJVEP I 43%
												LP,
								      Center,    Jackson    owned by
									Inc. Valley II,       JV II
										   Inc.

Other Income (Expense)
				     Other Income (Expense)             9,845     -2,049          27
				     Non-Operating Income              -1,784        848         -11
				    Taxes
							     Total      8,061     -1,201          16

Income Before Financing Costs                                           8,061     -1,201          16

Financing Costs                                                         5,510

Net Income (Loss)                                                       2,551     -1,201          16

Stockholder's equity BOY                                               33,526      4,642      24,317
Net Income (Loss)                                                       2,551     -1,201          16
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                               36,077      3,441      24,333


								     SJVEP IV        San San Joaquin
								     43% LP,    Joaquin      Valley
										 Valley
								     owned by   Energy I   Energy IV
								       JV II        Inc         Inc

Other Income (Expense)
				     Other Income (Expense)              -482        -24         -24
				     Non-Operating Income                 200         10          10
				    Taxes
							     Total       -282        -14         -14

Income Before Financing Costs                                            -282        -14         -14

Financing Costs

Net Income (Loss)                                                        -282        -14         -14

Stockholder's equity BOY                                                3,932        614         501
Net Income (Loss)                                                        -282        -14         -14
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                3,650        600         487


									  San    NRG San       Power
								     Joaquin
								   Eliminatio Diego Inc.  Operations
									  ns                    Inc

Other Income (Expense)
				     Other Income (Expense)                           -4         448
				     Non-Operating Income                            -34        -209
				    Taxes
							     Total                   -38         239

Income Before Financing Costs                                                        -38         239

Financing Costs                                                                      108

Net Income (Loss)                                                                   -146         239

Stockholder's equity BOY                                               -1,611
Net Income (Loss)                                                                   -146         239
Dividends Paid to Parent
Currency Translation Adjustments                                                                  54
Capital Received (Contributed) among                                              -2,700
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                               -1,611     -2,846         293


									  NRG        NRG         NRG
								  Victoria I   Victoria    Cadillac
										     II
								      Pty Ltd    Pty Ltd         Inc

Other Income (Expense)
				     Other Income (Expense)               -50      1,778         398
				     Non-Operating Income                                       -142
				    Taxes
							     Total        -50      1,778         256

Income Before Financing Costs                                             -50      1,778         256

Financing Costs                                                        -1,385      2,014

Net Income (Loss)                                                       1,335       -236         256

Stockholder's equity BOY
Net Income (Loss)                                                       1,335       -236         256
Dividends Paid to Parent                                                                      -1,134
Currency Translation Adjustments                                                                 -54
Capital Received (Contributed) among                                       22    -15,930       2,123
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                1,357    -16,166       1,191


								      NRG del        NRG NRGenerating
									     Internatio
										    nal
								    Coronado,       Inc. Internation
									 Inc                  al BV

Other Income (Expense)
				     Other Income (Expense)                -3       -887     -23,505
				     Non-Operating Income                   1     -1,335
				    Taxes
							     Total         -2     -2,222     -23,505

Income Before Financing Costs                                              -2     -2,222     -23,505

Financing Costs                                                                   -6,767      -8,847

Net Income (Loss)                                                          -2      4,545     -14,658

Stockholder's equity BOY                                                         156,568      13,950
Net Income (Loss)                                                          -2      4,545     -14,658
Dividends Paid to Parent
Currency Translation Adjustments                                                              -7,029
Capital Received (Contributed) among                                             232,006     -94,833
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   -2    393,119    -102,570



									  NRG  Graystone     Le Paz,
								   Operating                   Inc.
								     Services Corporatio
									 Inc          n

Other Income (Expense)
				     Other Income (Expense)             1,253         -8         -27
				     Non-Operating Income                -518          3
				    Taxes
							     Total        735         -5         -27

Income Before Financing Costs                                             735         -5         -27

Financing Costs

Net Income (Loss)                                                         735         -5         -27

Stockholder's equity BOY                                                1,907        991         900
Net Income (Loss)                                                         735         -5         -27
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                2,642        986         873


								   Eliminatio    NRG GOS       COBEE
									 ns:
								   Graystone/         Holdings, Inc.
								       LePaz

Other Income (Expense)
				     Other Income (Expense)                          886       3,586
				     Non-Operating Income                           -424        -874
				    Taxes
							     Total                   462       2,712

Income Before Financing Costs                                                        462       2,712

Financing Costs

Net Income (Loss)                                                                    462       2,712

Stockholder's equity BOY                                                 -889      1,400      41,073
Net Income (Loss)                                                                    462       2,712
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                                          20,104
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                 -889      1,862      63,889


								       Coniti Gunwale BV         NRG
											   Victoria
												III
								     Holdings                Pty Ltd
									  BV

Other Income (Expense)
				     Other Income (Expense)                -1        -16         169
				     Non-Operating Income
				    Taxes
							     Total         -1        -16         169

Income Before Financing Costs                                              -1        -16         169

Financing Costs

Net Income (Loss)                                                          -1        -16         169

Stockholder's equity BOY                                                   14         56
Net Income (Loss)                                                          -1        -16         169
Dividends Paid to Parent
Currency Translation Adjustments                                                              -2,563
Capital Received (Contributed) among                                                          23,970
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   13         40      21,576


								    Kiksis BV     Kladno    Lambique
										  Power
									      (No. 1) BV Beheer B.V.

Other Income (Expense)
				     Other Income (Expense)                -2     -1,045      12,292
				     Non-Operating Income
				    Taxes
							     Total         -2     -1,045      12,292

Income Before Financing Costs                                              -2     -1,045      12,292

Financing Costs                                                                       25         640

Net Income (Loss)                                                          -2     -1,070      11,652

Stockholder's equity BOY                                                   14       -461      50,170
Net Income (Loss)                                                          -2     -1,070      11,652
Dividends Paid to Parent
Currency Translation Adjustments                                                  -1,724      -9,341
Capital Received (Contributed) among                                                  6
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   12     -3,249      52,481


									  NEO        NEO  NEO Albany
								   Fitchburg   Landfill
									  LLC   Gas Inc.         LLC

Other Income (Expense)
				     Other Income (Expense)              -101          3         -16
				     Non-Operating Income
				    Taxes
							     Total       -101          3         -16

Income Before Financing Costs                                            -101          3         -16

Financing Costs                                                                       35

Net Income (Loss)                                                        -101        -32         -16

Stockholder's equity BOY                                                    1
Net Income (Loss)                                                        -101        -32         -16
Dividends Paid to Parent                                                          -7,294
Currency Translation Adjustments
Capital Received (Contributed) among                                    1,869                  1,140
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                1,769     -7,326       1,124


									  NEO        NRG  NEO Lowell
								    Edgeboro   Hartford
									  LLC        LLC         LLC

Other Income (Expense)
				     Other Income (Expense)              -353        -26        -129
				     Non-Operating Income
				    Taxes
							     Total       -353        -26        -129

Income Before Financing Costs                                            -353        -26        -129

Financing Costs

Net Income (Loss)                                                        -353        -26        -129

Stockholder's equity BOY                                                             -70         -65
Net Income (Loss)                                                        -353        -26        -129
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                    6,131      1,092         268
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                5,778        996          74


								      O Brien    NEO San NEO Spokane
								      Biogas      Diego
										     LLC         LLC
								  (Mazzaro),
									Inc.

Other Income (Expense)
				     Other Income (Expense)                -3       -448           3
				     Non-Operating Income                             -1
				    Taxes
							     Total         -3       -449           3

Income Before Financing Costs                                              -3       -449           3

Financing Costs

Net Income (Loss)                                                          -3       -449           3

Stockholder's equity BOY
Net Income (Loss)                                                          -3       -449           3
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                               5,991         146
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   -3      5,542         149


								   NEO Tacoma        NEO  NEO Tulare
										Taunton
									  LLC        LLC         LLC

Other Income (Expense)
				     Other Income (Expense)                 4       -109        -141
				     Non-Operating Income
				    Taxes
							     Total          4       -109        -141

Income Before Financing Costs                                               4       -109        -141

Financing Costs

Net Income (Loss)                                                           4       -109        -141

Stockholder's equity BOY
Net Income (Loss)                                                           4       -109        -141
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                        9      1,081         560
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   13        972         419


								   NEO Tomoka   NEO West    NEO Yolo
								    Farms LLC Covina LLC         LLC

Other Income (Expense)
				     Other Income (Expense)               -86        143         -59
				     Non-Operating Income                             -2
				    Taxes
							     Total        -86        141         -59

Income Before Financing Costs                                             -86        141         -59

Financing Costs

Net Income (Loss)                                                         -86        141         -59

Stockholder's equity BOY                                                              15
Net Income (Loss)                                                         -86        141         -59
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                    1,485      7,563         459
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                1,399      7,719         400


								    NRG Asia- Collinsvil         NRG
									       le Oper- Energeticky
								      Pacific ations Pty     Provoz,
									Ltd.        Ltd      s.r.o.

Other Income (Expense)
				     Other Income (Expense)            -3,182                     -3
				     Non-Operating Income               1,311
				    Taxes
							     Total     -1,871                     -3

Income Before Financing Costs                                          -1,871                     -3

Financing Costs

Net Income (Loss)                                                      -1,871                     -3

Stockholder's equity BOY                                               -3,892          1
Net Income (Loss)                                                      -1,871                     -3
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                                               3
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                               -5,763          1


								   NRG Energy NRG Energy  NRG Energy
								   CZ, s.r.o. Developmen        Ltd.
										 t GmbH

Other Income (Expense)
				     Other Income (Expense)                 3         51          -2
				     Non-Operating Income
				    Taxes
							     Total          3         51          -2

Income Before Financing Costs                                               3         51          -2

Financing Costs

Net Income (Loss)                                                           3         51          -2

Stockholder's equity BOY                                                   70     -1,093        -107
Net Income (Loss)                                                           3         51          -2
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   73     -1,042        -109


									  NRG    Jackson  NRG Morris
								  Internatio     Valley
									 nal
								      II Inc.    I, Inc.  Operations
												Inc

Other Income (Expense)
				     Other Income (Expense)                          -93
				     Non-Operating Income                             38
				    Taxes
							     Total                   -55

Income Before Financing Costs                                                        -55

Financing Costs

Net Income (Loss)                                                                    -55

Stockholder's equity BOY                                                            -562
Net Income (Loss)                                                                    -55
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                        1                      1
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                    1       -617           1


									  NRG        NRG         NRG
								    Services  Sunnyside   Sunnyside
								   Corporatio        Inc  Operations
									   n                GP Inc.

Other Income (Expense)
				     Other Income (Expense)               -40     -9,164
				     Non-Operating Income                          3,305          -1
				    Taxes
							     Total        -40     -5,859          -1

Income Before Financing Costs                                             -40     -5,859          -1

Financing Costs                                                                      175

Net Income (Loss)                                                         -40     -6,034          -1

Stockholder's equity BOY                                                          12,638           8
Net Income (Loss)                                                         -40     -6,034          -1
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                  -40      6,604           7


									  NRG NRGenerati NRGeneratin
								   Sunnyside         ng           g
								   Operations   Holdings   Rupali BV
								     LP Inc.  (No.1) BV

Other Income (Expense)
				     Other Income (Expense)              -107         -7          -3
				     Non-Operating Income                  26
				    Taxes
							     Total        -81         -7          -3

Income Before Financing Costs                                             -81         -7          -3

Financing Costs                                                                                   98

Net Income (Loss)                                                         -81         -7        -101

Stockholder's equity BOY                                                  293         14      -1,579
Net Income (Loss)                                                         -81         -7        -101
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                  212          7      -1,680


								   NRGenerati NRGenerati NRGeneratin
									  ng         ng           g
								     Holdings   Holdings    Holdings
								   (No.3) BV  (No.4) BV  (No.10) BV

Other Income (Expense)
				     Other Income (Expense)                -4     28,533          -3
				     Non-Operating Income                          2,892
				    Taxes
							     Total         -4     31,425          -3

Income Before Financing Costs                                              -4     31,425          -3

Financing Costs                                                                   14,297

Net Income (Loss)                                                          -4     17,128          -3

Stockholder's equity BOY                                                   19         19          21
Net Income (Loss)                                                          -4     17,128          -3
Dividends Paid to Parent
Currency Translation Adjustments                                                 -43,123
Capital Received (Contributed) among                                              89,775
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   15     63,799          18


								   NRGenerati NRGenerati NRGeneratin
									  ng         ng           g
								     Holdings   Holdings    Holdings
								  (No.11) BV  (No.5) BV   (No.6) BV

Other Income (Expense)
				     Other Income (Expense)                -2         -3          -4
				     Non-Operating Income
				    Taxes
							     Total         -2         -3          -4

Income Before Financing Costs                                              -2         -3          -4

Financing Costs

Net Income (Loss)                                                          -2         -3          -4

Stockholder's equity BOY                                                   21         19          19
Net Income (Loss)                                                          -2         -3          -4
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                       -1
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   18         16          15


								   NRGenerati NRGenerati NRGeneratin
									  ng         ng           g
								     Holdings   Holdings    Holdings
								   (No.7) BV  (No.8) BV   (No.9) BV

Other Income (Expense)
				     Other Income (Expense)                -3         -3          -3
				     Non-Operating Income
				    Taxes
							     Total         -3         -3          -3

Income Before Financing Costs                                              -3         -3          -3

Financing Costs

Net Income (Loss)                                                          -3         -3          -3

Stockholder's equity BOY                                                   21         21          21
Net Income (Loss)                                                          -3         -3          -3
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                   18         18          18


								      O'Brien Okeechobee  Okeechobee
										  Power       Power
								   Cogenerati     II Inc     III Inc
								  on Inc. II

Other Income (Expense)
				     Other Income (Expense)               133
				     Non-Operating Income                 -66
				    Taxes
							     Total         67

Income Before Financing Costs                                              67

Financing Costs

Net Income (Loss)                                                          67

Stockholder's equity BOY                                                   29          1           1
Net Income (Loss)                                                          67
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                      500
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                  596          1           1


								   Okeechobee NRG PacGen         NRG
								       Power        Inc  Pittsburgh
									I Inc       <F2>    Thermal,
											       Inc.

Other Income (Expense)
				     Other Income (Expense)                -1      2,957         -39
				     Non-Operating Income                   1     -1,061         -81
				    Taxes
							     Total                 1,896        -120

Income Before Financing Costs                                                      1,896        -120

Financing Costs                                                                      394

Net Income (Loss)                                                                  1,502        -120

Stockholder's equity BOY                                               -2,542                     57
Net Income (Loss)                                                                  1,502        -120
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                             148,631
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                               -2,542    150,133         -63

 <F2> The Pacific Generation Company
     was acquired 11/4/97.  Purchase
  accounting adjustments between the
  various Pacific Generation Company
       entities were not complete at
 12/31/97 and therefore the entities
  are shown as a consolidated group.


								    RSD Power    Sachsen      Scoria
								     Partners Holding BV Incorporate
									  LP                      d

Other Income (Expense)
				     Other Income (Expense)               194         -7      -2,379
				     Non-Operating Income                                      2,997
				    Taxes
							     Total        194         -7         618

Income Before Financing Costs                                             194         -7         618

Financing Costs

Net Income (Loss)                                                         194         -7         618

Stockholder's equity BOY                                                              50       4,175
Net Income (Loss)                                                         194         -7         618
Dividends Paid to Parent
Currency Translation Adjustments
Capital Received (Contributed) among                                    6,675
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                                6,869         43       4,793


								     Sunshine   Sunshine
								       State      State
									Power   Power BV
								   (No.2) BV

Other Income (Expense)
				     Other Income (Expense)             4,609      5,287
				     Non-Operating Income
				    Taxes
							     Total      4,609      5,287

Income Before Financing Costs                                           4,609      5,287

Financing Costs                                                             5          5

Net Income (Loss)                                                       4,604      5,282

Stockholder's equity BOY                                               18,255     20,817
Net Income (Loss)                                                       4,604      5,282
Dividends Paid to Parent
Currency Translation Adjustments                                       -7,999     -9,131
Capital Received (Contributed) among
NRG's entities
Capital Contributed from NSP
Other
Stockholder's equity EOY                                               14,860     16,968











		  Northern States Power Company
		  Consolidating Balance Sheets
		     As Of December 31, 1997
		     (Dollars, in Thousands)

			       Total NSP       NSP MN       NSP WI


Net Utility Plant                        $             $            $
				 4,361,320     3,612,881      681,283

Current Assets
				   801,791       604,808       90,754

Nonregulated Property and
Investments                        997,468        23,329        2,753
Other Long Term Assets
				   983,486     2,074,570       54,592

Total Assets
				 7,144,065     6,315,588      829,381

Common Stockholder's Equity
				 2,371,728     2,431,042      340,832
Preferred Stockholder's
Equity                             200,340       200,340            -
Redeemable Preferred
Securities                         200,000             -            -
Long Term Debt
				 1,878,875     1,298,308      231,775

Current Liabilities
				 1,034,018       806,832       98,172
Other Liabilities
				 1,459,105     1,579,066      158,602

Total Liabilities and
Stockholder's Equity             7,144,065     6,315,588      829,382


				Viking           NSP          EMI
				  Gas        Financing I   Consol'd


Net Utility Plant
				    67,157             -            -

Current Assets
				     9,219             -       28,905

Nonregulated Property and
Investments                              -             -        1,453
Other Long Term Assets
				     7,903       206,190       22,890

Total Assets
				    84,279       206,190       53,248

Common Stockholder's Equity
				    27,346         6,190       35,758
Preferred Stockholder's
Equity                                   -             -            -
Redeemable Preferred
Securities                               -       200,000            -
Long Term Debt
				    38,461             -          123

Current Liabilities
				    14,369             -       16,624
Other Liabilities
				     4,103             -          743

Total Liabilities and
Stockholder's Equity                84,279       206,190       53,248


				 Seren
				Innov's        Eloigne        FMAP


Net Utility Plant
					 -             -            -

Current Assets
				     1,741         8,545        1,464

Nonregulated Property and
Investments                            110        56,107        5,382
Other Long Term Assets
				     6,110         7,005            -

Total Assets
				     7,961        71,658        6,846

Common Stockholder's Equity
				     7,519        40,125        1,763
Preferred Stockholder's
Equity                                   -             -            -
Redeemable Preferred
Securities                               -             -            -
Long Term Debt
					 -        26,217           55

Current Liabilities
				       384         2,008        4,391
Other Liabilities
					59         3,308          637

Total Liabilities and
Stockholder's Equity                 7,962        71,658        6,846


			       United Pwr       Ultra         NRG
				 & Land         Power       Consol'd


Net Utility Plant
					 -             -            -

Current Assets
				      (38)           467      128,484

Nonregulated Property and
Investments                         14,183            48      894,102
Other Long Term Assets
					 -             -      149,854

Total Assets
				    14,145           515    1,172,440

Common Stockholder's Equity
				     6,766           390      457,310
Preferred Stockholder's
Equity                                   -             -            -
Redeemable Preferred
Securities                               -             -            -
Long Term Debt
				     6,121             -      491,179

Current Liabilities
				     1,225           125      162,449
Other Liabilities
					34             -       61,502

Total Liabilities and
Stockholder's Equity                14,145           515    1,172,440


						 NSP
			       Cormorant    Eliminations


Net Utility Plant
					 -             -

Current Assets
					 3      (72,561)

Nonregulated Property and
Investments                              -             -
Other Long Term Assets
					 -   (1,545,628)

Total Assets
					 3   (1,618,189)

Common Stockholder's Equity
					 2     (983,315)
Preferred Stockholder's
Equity                                   -             -
Redeemable Preferred
Securities                               -             -
Long Term Debt
					 -     (213,364)

Current Liabilities
					 1      (72,561)
Other Liabilities
					 -     (348,949)

Total Liabilities and
Stockholder's Equity                     3   (1,618,190)


				 Total
				  EMI            EMI          EMC


Net Utility Plant
					 -             -            -

Current Assets
				    28,905        21,590        2,241

Nonregulated Property and
Investments                          1,453           587          106
Other Long Term Assets
				    22,891        25,188        1,048

Total Assets
				    53,248        47,365        3,395

Common Stockholder's Equity
				    35,759        35,399         (51)
Preferred Stockholder's
Equity                                   -             -            -
Redeemable Preferred
Securities
Long Term Debt
				       123             -          123

Current Liabilities
				    16,624        11,675        2,871
Other Liabilities
				       743           291          452

Total Liabilities and
Stockholder's Equity                53,249        47,365        3,395


						 EMI
				  ESI       Eliminations


Net Utility Plant
					 -             -

Current Assets
				     5,062            12

Nonregulated Property and
Investments                            760             -
Other Long Term Assets
				       141       (3,486)

Total Assets
				     5,963       (3,475)

Common Stockholder's Equity
				     3,897       (3,486)
Preferred Stockholder's
Equity                                   -             -
Redeemable Preferred
Securities
Long Term Debt
					 -             -

Current Liabilities
				     2,066            12
Other Liabilities
					 -             -

Total Liabilities and
Stockholder's Equity                 5,963       (3,474)


			  Total          NRG      NEO Corporate,
			   NRG        Corporate      Biogas &
						   Corona <F1>

Current Assets
			   128,484          8,959         66,836

Nonregulated
Property and               894,100         87,876          5,490
Investments
Other Long Term
Assets                     149,856         69,433          8,287

Total Assets
			 1,172,440        166,268         80,613

Common Stockholder's
Equity                     457,311      (292,552)        (3,994)

Current Liabilities
			   162,448         42,061         83,522
Other Liabilities
			   552,681        416,759          1,085

Total Liabilities
and Stockholder's        1,172,440        166,268         80,613
Equity

     <F1>. These NEO
entities were in the
    process of being
     restructured at
   12/31/97. As this
     activity was in
	process, the
 entities' financial
statements have been
   combined into one
	      group.



		      NRG Energy    NRG Energy    SJVEP I 43%
						      LP,
		     Center, Inc. Jackson Valley   owned by JV
				     II, Inc.          II

Current Assets
			    3,864          1,763             -

Nonregulated
Property and               81,899          3,923        24,928
Investments
Other Long Term
Assets                     41,731              -            70

Total Assets
			  127,494          5,686        24,998

Common Stockholder's
Equity                     36,077          3,440        24,333

Current Liabilities
			    8,647          (761)           665
Other Liabilities
			   82,770          3,007             -

Total Liabilities
and Stockholder's         127,494          5,686        24,998
Equity


		     SJVEP IV 43%   San Joaquin   San Joaquin
			  LP,         Valley         Valley
		      owned by JV  Energy I Inc  Energy IV Inc
			  II

Current Assets
				-            278            23

Nonregulated
Property and                1,200              4         (777)
Investments
Other Long Term
Assets                          -             51             -

Total Assets
			    1,200            333         (754)

Common Stockholder's
Equity                      3,649            600           487

Current Liabilities
			  (2,776)          (267)       (1,256)
Other Liabilities
			      327              -            15

Total Liabilities
and Stockholder's           1,200            333         (754)
Equity


		      San Joaquin     NRG San        Power
		     Eliminations   Diego Inc.     Operations
						      Inc

Current Assets
			    (372)              -         3,571

Nonregulated
Property and              (1,611)            (2)             -
Investments
Other Long Term
Assets                          -             79             -

Total Assets
			  (1,983)             77         3,571

Common Stockholder's
Equity                    (1,611)        (2,846)           293

Current Liabilities
			    (372)            725         3,278
Other Liabilities
				-          2,198             -

Total Liabilities
and Stockholder's         (1,983)             77         3,571
Equity


		     NRG Victoria  NRG Victoria   NRG Cadillac
			   I            II
			Pty Ltd       Pty Ltd         Inc

Current Assets
				-              2             -

Nonregulated
Property and                    -              -         1,373
Investments
Other Long Term
Assets                          -              -            12

Total Assets
				-              2         1,385

Common Stockholder's
Equity                      1,358       (16,166)         1,190

Current Liabilities
			  (1,358)          1,997           190
Other Liabilities
				-         14,171             5

Total Liabilities
and Stockholder's               -              2         1,385
Equity


			NRG del         NRG       NRGenerating
				   International
		       Coronado,       Inc.      International
			  Inc                          BV

Current Assets
				-          3,332         3,085

Nonregulated
Property and                    2             33        39,043
Investments
Other Long Term
Assets                          -            524             -

Total Assets
				2          3,889        42,128

Common Stockholder's
Equity                        (2)        393,119     (102,571)

Current Liabilities
				3        (1,200)       (9,908)
Other Liabilities
				1      (388,030)       154,607

Total Liabilities
and Stockholder's               2          3,889        42,128
Equity


			  NRG        Graystone    Le Paz, Inc.
		       Operating
		     Services Inc   Corporation

Current Assets
			    1,208              3             1

Nonregulated
Property and                    -            889             -
Investments
Other Long Term
Assets                          -             81           172

Total Assets
			    1,208            973           173

Common Stockholder's
Equity                      2,642            986           874

Current Liabilities
			  (1,434)           (13)         (748)
Other Liabilities
				-              -            47

Total Liabilities
and Stockholder's           1,208            973           173
Equity


		     Eliminations     NRG GOS        COBEE
			   :
		     Graystone/Le                  Holdings,
			  Paz                         Inc.

Current Assets
				-          2,067             -

Nonregulated
Property and                (889)              -        64,763
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			    (889)          2,067        64,763

Common Stockholder's
Equity                      (889)          1,862        63,889

Current Liabilities
				-            203           874
Other Liabilities
				-              2             -

Total Liabilities
and Stockholder's           (889)          2,067        64,763
Equity


			Coniti      Gunwale BV    NRG Victoria
						      III
		      Holdings BV                   Pty Ltd

Current Assets
			       13            588           179

Nonregulated
Property and                    -              7        21,397
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       13            595        21,576

Common Stockholder's
Equity                         13             40        21,576

Current Liabilities
				-              -             -
Other Liabilities
				-            555             -

Total Liabilities
and Stockholder's              13            595        21,576
Equity


		       Kiksis BV   Kladno Power     Lambique
				    (No. 1) BV     Beheer BV

Current Assets
			       12             12            40

Nonregulated
Property and                    -          6,151        62,790
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       12          6,163        62,830

Common Stockholder's
Equity                         12        (3,250)        52,480

Current Liabilities
				-             71         1,106
Other Liabilities
				-          9,342         9,244

Total Liabilities
and Stockholder's              12          6,163        62,830
Equity


			  NEO      NEO Landfill    NEO Albany
		       Fitchburg
			  LLC        Gas Inc.         LLC

Current Assets
			       13            545             9

Nonregulated
Property and                1,782              -         1,140
Investments
Other Long Term
Assets                          -             52             -

Total Assets
			    1,795            597         1,149

Common Stockholder's
Equity                      1,769        (7,326)         1,125

Current Liabilities
			       26          2,305            24
Other Liabilities
				-          5,618             -

Total Liabilities
and Stockholder's           1,795            597         1,149
Equity


		     NEO Edgeboro  NRG Hartford    NEO Lowell
			  LLC           LLC           LLC

Current Assets
			       52            625            10

Nonregulated
Property and                4,637            487           265
Investments
Other Long Term
Assets                      1,250              -             -

Total Assets
			    5,939          1,112           275

Common Stockholder's
Equity                      5,778            995            74

Current Liabilities
			      161            117           201
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's           5,939          1,112           275
Equity


			O Brien    NEO San Diego  NEO Spokane
			Biogas
		       (Mazzaro),       LLC           LLC
			 Inc.

Current Assets
				-             53             3

Nonregulated
Property and                    -          5,779           146
Investments
Other Long Term
Assets                          -              -             -

Total Assets
				-          5,832           149

Common Stockholder's
Equity                        (3)          5,542           149

Current Liabilities
				3            290             -
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's               -          5,832           149
Equity


		      NEO Tacoma    NEO Taunton    NEO Tulare
			  LLC           LLC           LLC

Current Assets
				4             14            14

Nonregulated
Property and                    9          1,056           534
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       13          1,070           548

Common Stockholder's
Equity                         13            971           418

Current Liabilities
				-             99           130
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's              13          1,070           548
Equity


		      NEO Tomoka     NEO West       NEO Yolo
		       Farms LLC    Covina LLC        LLC

Current Assets
			       18            544            30

Nonregulated
Property and                1,485          1,951           448
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			    1,503          2,495           478

Common Stockholder's
Equity                      1,399          7,719           400

Current Liabilities
			      104        (5,224)            78
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's           1,503          2,495           478
Equity


		       NRG Asia-   Collinsville       NRG
				       Oper-      Energeticky
		     Pacific Ltd. ations Pty Ltd    Provoz,
						     s.r.o.

Current Assets
			      132              1            34

Nonregulated
Property and                1,587              -            12
Investments
Other Long Term
Assets                      2,522              -             -

Total Assets
			    4,241              1            46

Common Stockholder's
Equity                    (5,764)              1             -

Current Liabilities
			    9,994              -            46
Other Liabilities
			       11              -             -

Total Liabilities
and Stockholder's           4,241              1            46
Equity


		      NRG Energy    NRG Energy     NRG Energy
		      CZ, s.r.o.    Development       Ltd.
				       GmbH

Current Assets
			      124        (1,003)          (52)

Nonregulated
Property and                    -              -             -
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			      124        (1,003)          (52)

Common Stockholder's
Equity                         73        (1,042)         (110)

Current Liabilities
			       51             39            58
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's             124        (1,003)          (52)
Equity


			  NRG     Jackson Valley   NRG Morris
		     Internationa
			   l
			II Inc.       I, Inc.      Operations
						      Inc

Current Assets
				1             30             1

Nonregulated
Property and                    -            147             -
Investments
Other Long Term
Assets                          -              -             -

Total Assets
				1            177             1

Common Stockholder's
Equity                          1          (617)             1

Current Liabilities
				-          (751)             -
Other Liabilities
				-          1,545             -

Total Liabilities
and Stockholder's               1            177             1
Equity


		     NRG Services  NRG Sunnyside NRG Sunnyside
		      Corporation       Inc      Operations GP
						      Inc.

Current Assets
				-          3,212             -

Nonregulated
Property and                    -              -             4
Investments
Other Long Term
Assets                          -              7             -

Total Assets
				-          3,219             4

Common Stockholder's
Equity                       (40)          6,604             6

Current Liabilities
			       40        (8,936)           (2)
Other Liabilities
				-          5,551             -

Total Liabilities
and Stockholder's               -          3,219             4
Equity


			  NRG      NRGenerating   NRGenerating
		       Sunnyside
		      Operations     Holdings      Rupali BV
			LP Inc.      (No.1) BV

Current Assets
				-             10         1,515

Nonregulated
Property and                    -              -             -
Investments
Other Long Term
Assets                        114              -             -

Total Assets
			      114             10         1,515

Common Stockholder's
Equity                        212              8       (1,680)

Current Liabilities
			     (98)              2         1,695
Other Liabilities
				-              -         1,500

Total Liabilities
and Stockholder's             114             10         1,515
Equity


		     NRGenerating  NRGenerating   NRGenerating
		       Holdings      Holdings       Holdings
		       (No.3) BV     (No.4) BV     (No.10) BV

Current Assets
			       15          4,697            18

Nonregulated
Property and                    -        221,104             -
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       15        225,801            18

Common Stockholder's
Equity                         15         63,799            18

Current Liabilities
				-         14,893             -
Other Liabilities
				-        147,109             -

Total Liabilities
and Stockholder's              15        225,801            18
Equity


		     NRGenerating  NRGenerating   NRGenerating
		       Holdings      Holdings       Holdings
		      (No.11) BV     (No.5) BV     (No.6) BV

Current Assets
			       18             13            16

Nonregulated
Property and                    -              3             -
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       18             16            16

Common Stockholder's
Equity                         18             16            16

Current Liabilities
				-              -             -
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's              18             16            16
Equity


		     NRGenerating  NRGenerating   NRGenerating
		       Holdings      Holdings       Holdings
		       (No.7) BV     (No.8) BV     (No.9) BV

Current Assets
			       18             18            18

Nonregulated
Property and                    -              -             -
Investments
Other Long Term
Assets                          -              -             -

Total Assets
			       18             18            18

Common Stockholder's
Equity                         18             18            18

Current Liabilities
				-              -             -
Other Liabilities
				-              -             -

Total Liabilities
and Stockholder's              18             18            18
Equity


			O'Brien     Okeechobee     Okeechobee
				       Power         Power
		     Cogeneration     II Inc        III Inc
			Inc. II

Current Assets
			      210              1             1

Nonregulated
Property and                  379              -             -
Investments
Other Long Term
Assets                        447              -             -

Total Assets
			    1,036              1             1

Common Stockholder's
Equity                        597              1             1

Current Liabilities
			      202              -             -
Other Liabilities
			      237              -             -

Total Liabilities
and Stockholder's           1,036              1             1
Equity


		      Okeechobee  NRG PacGen Inc      NRG
			 Power                     Pittsburgh
			 I Inc         <F2>      Thermal, Inc.

Current Assets
				-         20,401             -

Nonregulated
Property and                  920        162,734         4,027
Investments
Other Long Term
Assets                          -         24,781             -

Total Assets
			      920        207,916         4,027

Common Stockholder's
Equity                    (2,542)        150,133          (63)

Current Liabilities
			    3,340         27,056         3,814
Other Liabilities
			      122         30,727           276

Total Liabilities
and Stockholder's             920        207,916         4,027
Equity

<F2> The Pacific Generation Company was acquired
11/4/97. The financial statements temporarily include assets and liabilities that will be assigned to associated entities.


		       RSD Power      Sachsen        Scoria
		      Partners LP   Holding BV    Incorporated

Current Assets
			    1,621             43             -

Nonregulated
Property and                5,926          5,625         2,461
Investments
Other Long Term
Assets                        243              -             -

Total Assets
			    7,790          5,668         2,461

Common Stockholder's
Equity                      6,869             43         4,793

Current Liabilities
			      921              -      (11,479)
Other Liabilities
				-          5,625         9,147

Total Liabilities
and Stockholder's           7,790          5,668         2,461
Equity


		       Sunshine   Sunshine State
			 State
		     Power (No.2)    Power BV
			  BV

Current Assets
			      (9)           (18)

Nonregulated
Property and               33,133         37,830
Investments
Other Long Term
Assets                          -              -

Total Assets
			   33,124         37,812

Common Stockholder's
Equity                     14,860         16,968

Current Liabilities
				-              -
Other Liabilities
			   18,264         20,844

Total Liabilities
and Stockholder's          33,124         37,812
Equity


EXHIBIT  B

(dollars,  in  thousands)

Item  No.



1    Total Assets . . . . . .  $7 144 066
2    Total Operating Revenues   2 733 746
3    Net Income . . . . . . .     237 320


EXHIBIT C - An organizational chart showing the relationship of each EWG or foreign utility company (FUCO) to associate companies in the holding-company system.

Kraftwerk  Schkopau  GbR    (EWG)
---------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     Saale  Energie  GmbH  (50%)
	      Kraftwerk Schkopau Betriebsgesellschaft mbH (20.55%)

Kraftwerk  Schkopau  Betriebsgesellschaft  mbH    (EWG)
-------------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     Saale  Energie  GmbH  (50%)
	      Kraftwerk Schkopau Betriebsgesellschaft mbH (22.22%)

Gladstone  Power  Station  Joint  Venture  (unincorporated)    (EWG)
--------------------------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Sunshine  State  Power  B.V.
     Gladstone  Power  Station  Joint  Venture  (unincorporated)  (20%)

Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Sunshine  State  Power  (No.  2)  B.V.
     Gladstone  Power  Station  Joint  Venture  (unincorporated)  (17.5%)

NRG  Gladstone  Operating  Services  Pty  Ltd.    (EWG)
-------------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
		 NRG Gladstone Operating Services Pty Ltd. (99%)

Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  Operating  Services,  Inc.
		 NRG Gladstone Operating Services Pty Ltd. (1%)

Mitteldeutsche  Braunkohlengesellschaft  mbH    (EWG)
-----------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Lambique  Beheer  B.V.
     MIBRAG  B.V.  (33.33%)
		Mitteldeutsche Braunkohlengesellschaft mbH (33%)

Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Lambique  Beheer  B.V.
			 Mitteldeutsche  Braunkohlengesellschaft  mbH  (0.33%)

Loy  Yang  Power  Partners  (unincorporated)    (EWG)
-----------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     NRGenerating  Holdings  (No.  4)  B.V.
		Loy Yang Power Partners (unincorporated) (25.37%)

Loy  Yang  Power  Management  Pty  Ltd.    (EWG)
------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     NRGenerating  Holdings  (No.  4)  B.V.
		   Loy Yang Power Management Pty Ltd. (25.37%)

Energeticke  Centrum  Kladno,  s.r.o.    (FUCO)
-----------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Kladno  Power  (No.  1)  B.V.
     Energeticke  Centrum  Kladno,  s.r.o.  (34.44%)

ECK  Generating,  s.r.o.    (FUCO)
----------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.  &  Gunwale  B.V.
     Kladno  Power  (No.  2)  B.V.
     Matra  Powerplant  Holding  B.V.  (65%)
     ECK  Generating,  s.r.o.  (57.85%)

Compania  Boliviana  de  Energia  Electrica  S.A.    (EWG)
----------------------------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     Cobee  Holdings  Inc.
     Tosli  Investments  B.V.  (50%)
     Compania  Boliviana  de  Energia  Electrica  S.A.  (48.3%)

Energy  Developments  Limited    (FUCO)
---------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     NRG  Victoria  I  Pty  Ltd.  &  NRG  Victoria  II  Pty  Ltd.
     NRG  Victoria  III  Pty  Ltd.
     Energy  Developments  Limited  (35%)

Enfield  Energy  Centre  Limited    (EWG)
-----------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     NRGenerating  International  B.V.
     Enfield  Energy  Centre  Limited  (50%)

Enfield  Operations,  L.L.C.    (EWG)
-------------------------------------
Northern  States  Power  Company
     NRG  Energy,  Inc.
     NRG  International,  Inc.
     Enfield  Operations,  L.L.C.  (50%)